Exhibit 10.1

EXECUTION COPY

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ARATANA THERAPEUTICS, INC.

JAYHAWK ACQUISITION CORPORATION

AND

VET THERAPEUTICS, INC.

AND WITH RESPECT TO ARTICLE VIII ONLY

JEFFREY MILES

AS STOCKHOLDERS’ REPRESENTATIVE

Dated as of October 13, 2013

-i-

(Continued)

*	Confidential Treatment Requested

-ii-

(Continued)

-iii-

(Continued)

-iv-

Exhibits

Exhibit A	B-Cell Lymphoma Product
Exhibit B	T-Cell Lymphoma Product
Exhibit C	Escrow Agreement
Exhibit D	Form of Promissory Note
Exhibit E	Form of Investor Questionnaire
Exhibit F	Form of Lock-Up Agreement
Exhibit G	Form of Employment Agreement with Geneviève Hansen
Exhibit H	Form of Consulting Agreement with Juan J. Estruch
Exhibit I	Form of Non-Competition Agreement
Exhibit J	Share Purchase Agreement Representations and Warranties Exhibit
Exhibit K	Form of Intellectual Property Assignment Agreement
Exhibit L	Registration Rights Side Letter Agreement
Exhibit M	Form of Assignment of Spousal Rights

v

INDEX OF DEFINED TERMS

Terms	Cross Reference in Agreement
Accredited Investors	2.12(a)
Acquisition Proposal	6.1(a)(i)
Acquisition Transaction	6.1(a)(i)
Affiliate	Article I
Agreement	Preamble
Appraiser	2.14(d)(ii)
Allocation Certificate	2.6
Assignment of Spousal Rights	7.3(m)
B-Cell Lymphoma Product	Article I
Balance Sheet Date	3.6
Board of Directors and Boards of Directors	Recitals
Business Day	Article I
Cap	8.4(a)
Certificate of Merger	2.2
Certificates	2.10(b)
Change in Control Payments	Article I
Claim Notice	8.6(a)
Closing	2.2
Closing Adjustment Escrow Amount	Article I
Closing Date	2.2
Closing Notice	2.14(a)
Closing Per Share Stock Payment	Article I
Closing Statement	2.14(d)(iii)
COBRA	Article I
Code	Article I
Company	Preamble
Company Balance Sheet	3.6
Company Business	Article I
Company Capital Stock	2.7(b)
Company Charter Documents	3.1(b)
Company Common Stock	2.7(b)
Company Disclosure Letter	Article III
Company Employee Plan	Article I
Company Holder	Article I

Terms	Cross Reference in Agreement
Company Intellectual Property	Article I
Company IP Contract	Article I
Company Material Contract	3.18(a)
Company Options	Article I
Company Patent Rights	Article I
Company Permits	3.11(b)
Company Preferred Stock	2.7(a)
Company Products	Article I
Company Stockholder	Article I
Confidentiality Agreement	6.3(a)
Contingent Merger Consideration	2.11(a)
Contract	Article I
Controlling Party	8.6(d)
Deductible Amount	8.4(a)
Delaware Law	Recitals
DGCL	2.3
Dissenting Shares	2.7(d)(i)
Draft Closing Statement	2.14(b)
Effective Time	2.2
Employee	Article I
Employee Agreement	Article I
Employment and Consulting Agreements	7.3(k)
End Date	9.1(d)
Environmental Laws	3.17
Environmental Permits	3.17
ERISA	Article I
ERISA Affiliate	Article I
Escrow Account	8.2(a)
Escrow Agent	Article I
Escrow Agreement	Recitals
Escrow Amount	Article I
Escrow Fund	Article I
Escrow Payment	2.7(a)(v)
Escrow Termination Date	Article I
Escrowed Merger Consideration	8.2(a)
Federal Court	10.6

Terms	Cross Reference in Agreement
Final Per Share Adjustment Payment	2.7(a)(iv)
Financial Statements	3.6
Fundamental Representations	Article I
Governmental Entity	3.5
Hazardous Materials	3.17
include, includes, including	10.2(a)
Indebtedness	Article I
Indemnification Demand	8.7(a)
Indemnification Dispute Notice	8.7(b)
Indemnified Parties	Article I
Indemnified Taxes	Article I
Initial Cash Merger Consideration	Article I
Initial Cash Merger Consideration Inputs	2.14(a)
Initial Merger Consideration	Article I
Initial Stock Merger Consideration	Article I
Intellectual Property	Article I
International Employee Plan	Article I
Investor Questionnaire	2.12(a)
IRS	Article I
Knowledge	10.2(b)
Leased Real Property	3.15
Leases	3.15
Legal Requirements	Article I
Liens	Article I
Lock-Up Agreements	2.10(e)
Losses	Article I
Material Adverse Effect	10.2(c)
Merger	2.1
Merger Consideration	Article I
Merger Sub	Preamble
Multiemployer Plan	Article I
Necessary Consents	3.5
Non-Competition Agreements	7.3(l)
Non-controlling Party	8.6(d)
[***]	2.11(a)
[***] License Agreement	2.11(a)

*	Confidential Treatment Requested

Terms	Cross Reference in Agreement
Option Holder Acknowledgement	2.8
Outstanding Shares	Article I
Parent	Preamble
Parent Common Stock	Article I
Parent Indemnified Parties	Article I
Parent Stock Price	Article I
Patent Rights	Article I
Pension Plan	Article I
Per Share Common Cash Consideration	Article I
Per Share Common Stock Consideration	Article I
Per Share [***] Consideration	Article I
Per Share Promissory Note Consideration	Article I
Per Share Preferred Liquidation Preference Amount	Article I
Permits	3.11(b)
Permitted Liens	Article I
Person	10.2(e)
Pre-Closing Tax Period	Article I
Pro Rata Portion	Article I
Promissory Note	2.9(a)
Promissory Note Interests	2.9(a)
Registration Rights Side Letter Agreement	Article I
Related Party	Article I
Release	3.17
Representative Reimbursement Amount	Article I
Right of Setoff	8.3(b)
Safety Notices	3.19(d)
SEC	Article I
Section 280G	6.11(a)
Section 280G Approval	6.11(b)
Section 280G Soliciting Materials	6.11(c)
Section 280G Waiver	Article I
Share Purchase Agreement	Article I
SR Payment	2.7(a)(vi)
Stockholders’ Representative	8.5(a)
Stockholders’ Representative’s Expenses	8.5(b)
Stockholders’ Representative’s Report	2.14(c)

*	Confidential Treatment Requested

Terms	Cross Reference in Agreement
Straddle Period	Article I
Subsidiary	3.1(c)
Superior Proposal	6.1(a)(iii)
Surviving Corporation	2.1
T-Cell Lymphoma Product	Article I
Tax or Taxes	Article I
Tax Authority	Article I
Tax Contest	6.6(b)
Tax Return	Article I
the business of	10.2(a)
Third Party	6.1(a)(i)
Third-Party Claim	8.6(a)
Third Person Intellectual Property	Article I
Third Person Patent Rights	Article I
Trade Secrets	Article I
Transaction Documents	Article I
Transaction Expenses	9.3
Transfer Taxes	6.6(d)
True-Up Payment	2.14(e)
USDA	Article I

x

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 13, 2013, by and among Aratana Therapeutics, Inc., a Delaware corporation (“Parent”), Jayhawk Acquisition Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and Vet Therapeutics, Inc., a Delaware corporation (the “Company”), and, with respect to Article VIII only, Jeffrey Miles, as Stockholders’ Representative (as defined in Section 8.5(a)).

RECITALS

A. The respective Boards of Directors of Parent, Merger Sub and the Company (the “Boards of Directors” and each, a “Board of Directors”) have deemed it advisable and in the best interests of their respective corporations and stockholders that Merger Sub and the Company consummate the business combination and other transactions provided for herein in order to advance their respective long-term strategic business interests.

B. The respective Boards of Directors of Parent, Merger Sub and the Company have approved, in accordance with applicable provisions of the laws of the State of Delaware (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 2.1).

C. Concurrently with the completion of the transactions contemplated by this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to consummate the transaction contemplated by this Agreement, Parent, the Stockholders’ Representative and the Escrow Agent (as defined in Article I) shall enter into an escrow agreement, substantially in the form attached hereto as Exhibit C (with such changes as the Escrow Agent may reasonably request, the “Escrow Agreement”), pursuant to which a portion of the aggregate Merger Consideration (as defined in Article I) shall be placed in an escrow account to satisfy and secure the obligations set forth in Section 2.14(e) and Article VIII.

D. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.

DEFINITIONS

For the purposes of this Agreement, the following terms have the following meanings:

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“B-Cell Lymphoma Product” shall mean the anti-CD20 antibody corresponding to the sequence in Exhibit A.

“Business Day” shall mean any day that is not Saturday or Sunday or any other day on which banks are required or authorized by law to close in New York, New York or San Diego, California.

“Change in Control Payments” shall mean any amounts that are payable to any current or former director, officer, Employee or consultant of the Company as a result of the execution and delivery of this Agreement or the consummation of the Merger, whether pursuant to any Company Employee Plan or any other employment, severance or change-in-control Contract or otherwise, including any payroll, employment and other Taxes payable in connection with any such payments, or any other amounts, arising out of the payment of the foregoing or the Merger Consideration.

“Closing Adjustment Escrow Amount” shall mean $200,000.

“Closing Per Share Stock Payment” shall mean the quotient of (i) $10,000,000, divided by (ii) the Outstanding Shares.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Business” shall mean the businesses conducted by the Company as of the date hereof, including animal health and antibody technology.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonuses, pension, retirement, post-employment, profit-sharing, severance, termination pay, incentive or deferred compensation, performance awards, stock or stock-related awards, health, disability and fringe benefits, vacation, insurance (including self-insured arrangements) or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is currently maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director or consultant of the Company, or with respect to which the Company has or may have any liability or obligation, including all International Employee Plans, Employee Agreements and consulting agreements with independent contractors.

“Company Holder” shall mean each Company Stockholder and each Person who is a holder of a Company Option immediately prior to the Effective Time.

“Company Indemnified Parties” shall mean the Company Holders and their respective officers and directors.

“Company Intellectual Property” shall mean all Intellectual Property, whether registered or not, which has been assigned to the Company, for which there exists an obligation to assign to the Company or which was invented by an Employee, Founder or independent contractor of the Company, and which is or may be useful in the conduct of the Company’s Business, whether or not reduced to practice.

“Company IP Contract” shall mean any Contract to which the Company is a party and pursuant to which (i) the Company has granted a license (including any sublicense) under Company Intellectual Property to any third Person, or any option with respect thereto, or (ii) any third Person has granted a license (including any sublicense) to the Company to any Company Intellectual Property; provided that Company IP Contracts shall not include (A) “shrink wrap” and similar off-the-shelf software licenses or (B) other non-material agreements and licenses ancillary to the purchase or use of equipment, reagents or other materials.

“Company Options” shall mean all outstanding options to purchase or otherwise acquire shares of Company Capital Stock, whether vested or unvested, granted pursuant to any individual stock option agreement or otherwise.

“Company Patent Rights” shall mean all Patent Rights which have been assigned to the Company, for which there exists an obligation to assign to the Company or which are owned by an Employee, Founder or independent contractor of the Company, and which are or may be useful in the conduct of the Company’s Business.

“Company Products” shall mean all formulations and presentations of the B-Cell Lymphoma Product, the T-Cell Lymphoma Product or any related products, together with any modifications or improvements thereto.

“Company Stockholder” shall mean each Person who is a holder of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time.

“Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, instrument, note, warranty, purchase order, license, sublicense or other legally binding commitment.

“Employee” shall mean any current or former or retired employee of the Company or any ERISA Affiliate and any Person who currently or formerly provided services to the Company or any ERISA Affiliate. For the avoidance of doubt, nothing in this Agreement shall be deemed to give any Person any claim to be treated as an employee of the Company.

“Employee Agreement” shall mean each written employment, severance, consulting, independent contracting, or relocation agreement or contract between the Company or any ERISA Affiliate and any Employee under which the Company has any outstanding obligation, other than offer letters or employment agreements, in each case, providing for at-will employment that are terminable by the Company or an ERISA Affiliate without notice or penalty.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any individual or entity treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” shall mean Wilmington Trust, N.A., or any successor as determined in accordance with the Escrow Agreement.

“Escrow Amount” shall mean $1,875,000.

“Escrow Fund” shall mean the Escrow Amount and the Closing Adjustment Escrow Amount held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

“Escrow Termination Date” shall mean the date that is twelve (12) months following the Closing Date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Founder” shall mean any of Juan J. Estruch, Geneviève Hansen and Hans Peter Bissinger.

“Fundamental Representations” shall mean, with respect to the Company, the representations and warranties of the Company set forth in Section 3.1 (Organization; Standing and Power; Charter Documents; Subsidiaries) and Section 3.2 (Capital Structure), Section 3.3 (Authority), and shall mean, with respect to Parent and Merger Sub, Section 4.1 (Organization; Standing and Power; Charter Documents), Section 4.2 (Merger Sub) and Section 4.3 (Authority).

“Indebtedness” shall mean (i) all indebtedness of the Company for borrowed money or indebtedness issued or incurred in substitution or exchange for borrowed money, (ii) amounts owing by the Company as deferred purchase price for property or services (excluding obligations to creditors for goods and services incurred in the ordinary course of business and reflected as current liabilities on the Company Balance Sheet), (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security for the payment of which the Company is responsible or liable, (iv) commitments or obligations by which the Company assures a creditor against Loss (including contingent reimbursement obligations with respect to letters of credit), (v) indebtedness secured by a Lien on any assets and properties of the Company, (vi) obligations to repay deposits or other amounts advanced by and owing by the Company to third parties, (vii) obligations of the Company under any interest rate, currency or other hedging agreement, (viii) obligations of the Company under capital leases in respect of which the Company is liable as obligor or guarantor, or (ix) guarantees under which the Company is liable with respect to any indebtedness, obligations, claim or liability of any other Person of a type described in clauses (i) through (viii) above, and (x) any accrued interest, prepayment penalties, premiums, fees and expenses due and payable in respect of any of the foregoing.

“Indemnified Parties” shall mean, collectively, the Company Indemnified Parties and the Parent Indemnified Parties.

“Indemnified Taxes” shall mean (i) any Taxes of the Company with respect to any Pre-Closing Tax Period, (ii) any Taxes for which the Company (or a predecessor of the Company) is held liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, (iii) the employer portion of any employment or payroll Taxes imposed on Parent, the Company or any of their Affiliates in respect of the Merger Consideration and (iv) the Taxes of any Person imposed on the Company as a transferee or successor on or prior to the Closing Date or by contract entered into by the Company on or prior to the Closing Date; provided, however, Indemnified Taxes (A) shall include the Taxes described in clauses (i) through (iv) solely to the extent the amount of such Taxes exceed the amount of Taxes taken into account as Initial Cash Merger Consideration Inputs set forth on the Closing Statement, and (B) shall not include any Taxes attributable to any transaction engaged in by Parent or any Affiliate thereof that is not specifically contemplated by this Agreement or that is not in the ordinary course of business, in each case, after the Closing but on the Closing Date.

“Initial Cash Merger Consideration” shall mean:

(i)	$30,000,000, plus

(ii)	the Cash Consideration Exercise Price Amount, plus

(iii)	an amount equal to the Company’s current assets as of the Effective Time (other than deferred Tax assets that reflect timing differences between book and Tax accounting), and applying the same accounting principles and methodologies used to prepare the Company Balance Sheet, minus

(iv)	an amount equal to the Company’s current liabilities as of the Effective Time (other than deferred Tax liabilities that reflect timing differences between book and Tax accounting and without duplication for Transaction Expenses or Change in Control Payments that are to be paid at the Closing), and applying the same accounting principles and methodologies used to prepare the Company Balance Sheet, minus

(v)	the Indebtedness (other than current liabilities subtracted pursuant to the preceding clause) as of the Effective Time, minus

(vi)	the Company’s Transaction Expenses that are unpaid as of the Effective Time, minus

(vii)	any Change in Control Payments that are unpaid as of the Effective Time, minus

(viii)	the Escrow Amount, minus

(ix)	the Closing Adjustment Escrow Amount, minus

(x)	the Representative Reimbursement Amount, minus

(xi)	the product of (x) the Per Share Common Cash Consideration multiplied by (y) the number of Dissenting Shares.

“Initial Merger Consideration” shall mean (i) the Initial Cash Merger Consideration, plus (ii) the Initial Stock Merger Consideration, plus (iii) the Promissory Note Interests.

“Initial Stock Merger Consideration” shall mean the number of shares of Parent Common Stock equal to the product of (i) the Per Share Common Stock Consideration, multiplied by (ii) the Outstanding Shares.

“Intellectual Property” shall mean any or all United States and foreign intellectual property rights, arising under statutory, common or other law and whether or not perfected or registered, and all rights associated therewith, including: (i) all patents and patent applications (including United States provisional patent applications, Unites States non-provisional patent applications, PCT patent applications, and foreign patent applications), and all reissues, reexaminations, divisionals, renewals, extensions, continuations and continuations-in-part thereof, whether or not patentable, anywhere in the world; (ii) all data and documentation (including all laboratory notebooks); (iii) all rights relating to Trade Secrets, including Knowledge related to the manufacture and development of Company Products and any cell lines utilized in the manufacture and development of Company Products; (iv) all rights associated with works of authorship, including copyrights and moral rights in both published and unpublished works and registrations and applications for registration thereof, and all other rights corresponding thereto throughout the world; and (v) all registered and unregistered trademarks, service marks, trade names, corporate names, domain names and other names and slogans, logos, common law trademarks and service marks, trade dress, industrial designs, including all registrations and applications therefor throughout the world and the goodwill associated therewith.

“International Employee Plan” shall mean each Company Employee Plan that provides compensation or benefits to current or former Company employees who reside or perform services primarily outside the United States.

“IRS” shall mean the Internal Revenue Service.

“Legal Requirements” shall mean any federal, state, local, municipal or foreign law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liens” shall mean any or all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

“Losses” shall mean any and all losses, liabilities, damages, judgments, settlements, awards, fines, penalties, Taxes, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation paid to Third Parties), whether involving a third-party claim or a claim solely between the parties hereto.

“Merger Consideration” shall mean (i) the Initial Merger Consideration, plus (ii) the Contingent Merger Consideration, if any, plus (iii) the aggregate Per Share Promissory Note Consideration, plus (iv) the aggregate Escrow Payments, if any, plus (v) the aggregate SR Payments, if any.

“Multiemployer Plan” shall mean any Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Outstanding Shares” shall mean, without duplication, the sum of the total number of (i) shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time, (ii) shares of Company Common Stock issuable upon conversion of the Company Preferred Stock immediately prior to the Effective Time, and (iii) shares of Company Common Stock issuable upon full exercise of the Company Options immediately prior to the Effective Time (in each case, with respect to any exercises or conversions into Company Common Stock or Company Preferred Stock that are to be effective immediately prior to or simultaneous with the Merger (other than the conversion of the Company Capital Stock into the right to receive the Merger Consideration) being given effect).

“Parent Common Stock” shall mean the common stock of Parent, par value $0.001 per share.

“Parent Indemnified Parties” shall mean Parent, the Surviving Corporation and their respective officers and directors.

“Parent Stock Price” shall mean $16.00.

“Patent Rights” shall mean all (i) issued patents; (ii) pending patent applications and any related patent applications filed in the future claiming priority thereto, including all provisional applications, non-provisional applications, international (PCT) applications, substitutions, continuations, continuations in part, divisions, renewals and all patents granted thereon or issuing therefrom; (iii) all patents of addition, reissues, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; (iv) registration patents, inventor’s certificates or confirmation patents; and (v) any form of government-issued right substantially similar to any of the foregoing, in each case in any country or patent examining or granting jurisdiction.

“Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Share Common Cash Consideration” shall mean the quotient of (i) the Initial Cash Merger Consideration less the aggregate Per Share Preferred Liquidation Preference Amount, divided by (ii) the Outstanding Shares.

“Per Share Common Stock Consideration” shall mean the quotient of (i) the Closing Per Share Stock Payment, divided by (ii) the Parent Stock Price.

“Per Share [***] Consideration” shall mean the quotient of (i) the Contingent Merger Consideration, divided by (ii) the Outstanding Shares.

“Per Share Promissory Note Consideration” shall mean the quotient of (i) the Promissory Note Interests, divided by (ii) the Outstanding Shares.

“Per Share Preferred Liquidation Preference Amount” shall mean $0.96615 (as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event).

“Permitted Liens” shall mean the following, in each case as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) statutory liens for current Taxes not yet due and payable or delinquent, or for Taxes the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Company Balance Sheet; (ii) materialmen’s, mechanics’, carriers’, workmen’s, and repairmen’s liens and other similar liens arising in the ordinary course of business for securing obligations that are not yet due (unless the validity or amount is being contested in good faith by appropriate proceedings and appropriate reserves have been established therefor on the Company Balance Sheet); (iii) pledges or deposits to secure obligations under Legal Requirements or similar legislation or to secure public or statutory obligations; (iv) liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest that do not or would not materially impair the use or occupancy of the real property and improvements in respect of which the Company has a right to use; (v) any Liens set forth in any title policies, endorsements, title commitments, title certificates and/or title reports or any other minor survey exemptions, reciprocal easement agreements and other customary encumbrances on title relating to the Company’s interests in real property, in each case, that (a) were not incurred in connection with any indebtedness for borrowed money and (b) do not materially impair the present use of the properties or assets of the Company; and (vi) any lien arising under any Contract evidencing indebtedness for borrowed money that will be released at or prior to the Closing.

*	Confidential Treatment Requested

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Pro Rata Portion” shall mean, with respect to each Company Holder, the quotient (expressed as a percentage and calculated to four decimal points (e.g., 5.4321%)) obtained by dividing (x) the portion of the Initial Merger Consideration to be received by such Person for all Outstanding Shares held by such Person by (y) the aggregate Initial Merger Consideration payable to all such Persons for all Outstanding Shares held by all such Persons.

“Property Taxes” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Registration Rights Side Letter Agreement” shall mean the Registration Rights Side Letter Agreement, in the form attached hereto as Exhibit L.

“Related Party” shall mean each of the following: (i) each Person holding in excess of five percent (5%) of the Company Capital Stock, on a fully-diluted, as-converted basis; (ii) each individual who is, or who has at any time been, an officer or director of the Company; (iii) each member of the immediate family of each of the individuals referred to in clause (i) or (ii) above; and (iv) any trust or other Person (other than the Company) in which any one of the Persons referred to in clause (i), (ii) or (iii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Representative Reimbursement Amount” shall mean Three Hundred Thousand Dollars ($300,000).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Section 280G Waiver” shall mean, with respect to any Person, a written agreement waiving such Person’s right to receive any “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) unless the right to receive such payments is approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code.

“Share Purchase Agreement” shall mean the Share Purchase Agreement, on or about the date hereof, by and among Parent and each of the persons and entities listed as a purchaser thereunder.

“Straddle Period” shall mean any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“T-Cell Lymphoma Product” shall mean the anti-CD52 antibody corresponding to the sequence in Exhibit B.

“Tax or Taxes” shall mean any and all federal, state, local and foreign taxes and other like governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value-added, alternative, add-on minimum, estimated, ad valorem, transfer, franchise, branch profits, windfall profit, registration, license, withholding, payroll, recapture, employment, social security, disability, severance, stamp, occupation, capital stock, municipal, environmental, excise, real and personal property taxes, custom duty or other tax of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not.

“Tax Authority” shall mean any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” shall mean any return, declaration, statement, report, claim for refund, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, any amendment and information returns and reports) required to be filed with respect to Taxes.

“Third Person Intellectual Property” shall mean all Intellectual Property that (i) relates to the Company Products, and (ii) is licensed from a third Person to the Company or otherwise held for use by the Company pursuant to an Company IP Contract with a third Person.

“Third Person Patent Rights” shall mean the Patent Rights included within the Third Person Intellectual Property.

“Trade Secrets” shall mean all rights relating to trade secrets and other confidential business information, including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, including know-how related to the manufacture and development of Company Products and any cell lines utilized in the manufacture and development of Company Products, manufacturing and production processes and techniques, secret formulas, compositions, formulations, research and development information, drawings, specifications, designs, plans, charts, diagrams, proposals, technical data, databases, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

“Transaction Documents” shall mean, collectively, this Agreement, the Escrow Agreement, the Promissory Note, the Lock-Up Agreements, the Employment and Consulting Agreements, the Non-Competition Agreements, the Assignment of Spousal Rights, the Registration Rights Side Letter Agreement and all other agreements to be executed by the Company, on the one hand, and Parent or any of the Parent Subsidiaries, on the other hand, in connection with the transactions contemplated hereby.

“USDA” shall mean the United States Department of Agriculture.

ARTICLE II.

THE MERGER

2.1 The Merger. At the Effective Time upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Effective Time; Closing. Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”). The closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, located at John Hancock Tower, 200 Clarendon Street, 20th Floor, Boston, Massachusetts 02116, at a time and date to be specified by the parties, which shall be no later than the first (1st) Business Day after the satisfaction or, to the extent permitted by law, waiver by the party entitled to the benefit thereof of the conditions set forth in Article VII (other than those that by their terms are to be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law, including Section 259 of the General Corporation Law of the State of Delaware (the “DGCL”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Surviving Corporation following the Effective Time shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub immediately prior to the Effective Time, except that (a) the name of the corporation set forth therein shall be changed to the name of the Company and (b) the identity of the incorporator shall be deleted. The Bylaws of the Surviving Corporation immediately following the Effective Time shall be identical to the Bylaws of Merger Sub immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

2.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub that were in office immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed. The directors and officers of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time.

2.6 Allocation Certificate. On the Closing Date prior to the Effective Time, the Company shall deliver to Parent a certificate (the “Allocation Certificate”) of the Company signed by the Chief Executive Officer of the Company certifying, in each case as of the Closing, (a) the identity of each record holder of Company Common Stock and the number of shares of Company Common Stock held by each such holder; (b) the identity of each record holder of Company Preferred Stock and the number of shares of Company Preferred Stock held by each such holder; (c) the identity of each holder of Company Options, the number and type of Company Capital Stock covered by such Company Options, the exercise prices and vesting schedules thereof, the number and type of Company Capital Stock subject to each such Company Option that will be exercisable as of the Closing, and whether such Company Option is intended to be qualified as an “incentive stock option” under Section 422 of the Code; (d) the address of record of each Company Holder; and (e) the Initial Merger Consideration, Escrow Amount, Closing Adjustment Escrow Amount, Promissory Note Interests, Representative Reimbursement Amount and Contingent Merger Consideration (expressed as a percentage) allocable to each such Company Holder, which Allocation Certificate when approved by Parent shall be deemed the definitive allocation of Merger Consideration among the Company Holders in accordance with the Merger and the disbursements thereof, including with respect to the Escrow Amount and Representative Reimbursement Amount. In completing the Allocation Certificate the parties may, by mutual written agreement, make adjustments in the Allocation Certificate to the extent necessary to achieve the intent of the conversion formulas set forth in Section 2.7.

2.7 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any share of Company Capital Stock, the following shall occur:

(a) Company Preferred Stock. Subject to the provisions of this Section 2.7, each share of the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (“Company Preferred Stock”), issued and outstanding immediately prior to the Effective Time, other than any shares of Company Preferred Stock to be canceled pursuant to Section 2.7(c) and the Dissenting Shares, will be canceled and extinguished and automatically converted into the right to receive the following consideration:

(i) Closing Date Payment. Payable upon the Closing, or the first Business Day after the Closing Date in the event that the Closing Date is not a Business Day, subject to Section 8.2 and Section 2.12(c), consideration equal to:

(1) cash, without interest, in an amount equal to the Per Share Preferred Liquidation Preference Amount, plus

(2) cash, without interest, in an amount equal to the Per Share Common Cash Consideration, plus

(3) that number of shares of Parent Common Stock as is equal to the Per Share Common Stock Consideration.

(ii) Promissory Note Interests. Subject to and payable upon the occurrence of those events specified in Section 2.9 hereof, (without interest) the Per Share Promissory Note Consideration.

(iii) [***] Payment. Subject to and payable upon the occurrence of those events specified in Section 2.11 hereof, (without interest) the Per Share [***] Consideration.

(iv) Post-Closing Adjustment. Payable upon the occurrence of those events specified in Section 2.14 hereof (the “Final Per Share Adjustment Payment”), an amount of cash (without interest) equal to the quotient obtained by dividing (x) any True-Up Payment owed by Parent by (y) the Outstanding Shares.

(v) Escrow Payment. A non-transferable, contingent right to distributions of funds (together with earnings thereon) to be held in one or more escrow accounts pursuant to the Escrow Agreement from and after the Effective Time, to secure purchase price adjustment obligations to Parent and indemnification obligations to the Parent Indemnified Parties attributable to such Company Capital Stock, such distributions to be paid in accordance with Section 8.2 (the “Escrow Payment”).

(vi) SR Payment. A non-transferable, contingent right to distributions of Representative Reimbursement Amounts, to fund, if necessary, the costs and expenses of the Stockholders’ Representative acting in such capacity attributable to such Company Capital Stock (the “SR Payment”).

All shares of Company Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any share of Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.7(a).

(b) Company Common Stock. Each share of Company’s common stock, par value $0.0001 per share (the “Company Common Stock”), (together with the Company Preferred Stock, the “Company Capital Stock”), issued and outstanding immediately prior to the Effective

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Time, other than any shares of Company Common Stock to be canceled pursuant to Section 2.7(c) and the Dissenting Shares, will be canceled and extinguished and automatically converted into the right to receive the following consideration:

(i) Closing Date Payment. Payable upon the Closing, or the first Business Day after the Closing Date in the event that the Closing Date is not a Business Day, subject to Section 8.2 and Section 2.12(c):

(1) cash, without interest, in an amount equal to the Per Share Common Cash Consideration, plus

(2) that number of shares of Parent Common Stock as is equal to the Per Share Common Stock Consideration.

(ii) Promissory Note Interests. Subject to and payable upon the occurrence of those events specified in Section 2.9 hereof, (without interest) the Per Share Promissory Note Consideration.

(iii) [***] Payment. Subject to and payable upon the occurrence of those events specified in Section 2.11 hereof, (without interest) the Per Share [***] Consideration.

(iv) Post-Closing Adjustment. Payable upon the occurrence of those events specified in Section 2.14 hereof, an amount of cash (without interest) equal to the Final Per Share Adjustment Payment.

(v) Escrow Payment. A non-transferable, contingent right to distributions of Escrow Payment attributable to each such share of Company Common Stock, such distributions to be paid in accordance with Section 8.2.

(vi) SR Payment. A non-transferable, contingent right to distributions of SR Payment attributable to each share of Company Common Stock.

All shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.7(b).

(c) Cancellation of Treasury Stock. Each share of Company Capital Stock held by the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

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(d) Dissenting Shares.

(i) Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected appraisal or dissenters rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal or dissenters rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to consideration for Company Capital Stock set forth in Sections 2.7(a) or 2.7(b), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.

(ii) At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the provisions of Section 2.7(d)(i), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters rights under Section 262 of the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to relief provided under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in Sections 2.7(a) or 2.7(b), without interest, upon surrender of the Certificates representing such shares of Company Common Stock pursuant to Section 2.10.

(e) Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and all such shares together shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(f) Per Share Common Cash Consideration. For the avoidance of doubt, the aggregate Per Share Cash Consideration payable to any Company Holder pursuant to this Section 2.7 shall be rounded down to the nearest whole cent ($0.01).

(g) No Fractional Shares. No fractional shares of Parent Common Stock will be issued to the Company Holders under this Agreement. In lieu of fractional shares of Parent Common Stock, each Company Holder shall receive an amount of cash (rounded to the nearest whole cent) equal to the product of (a) the fraction of a share of Parent Common Stock to which such Company Holder would otherwise be entitled (after aggregating all fractional shares of Parent Common Stock issuable to such Company Holder), multiplied by (b) the Parent Stock Price.

2.8 Stock Options. Parent shall not assume or otherwise replace any Company Options in connection with the transactions contemplated hereby. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled, extinguished and automatically converted into the right to receive, in each case without interest and subject to deduction for any required Tax withholding (which, for the avoidance of doubt, shall be taken first from any cash payments) (a) following the Effective Time, an amount equal to the sum of (i) the Per Share Common Cash Consideration and (ii) the Per Share Common Stock Consideration multiplied by the number of shares of Company Common Stock that was issuable upon exercise of such Company Option immediately prior to the Effective Time; provided, however, that the Per Share Common Cash Consideration payable to the holder of the Company Option shall be reduced by an amount equal to the aggregate exercise price of the Company Option (the aggregate amount of Per Share Common Cash Consideration not payable to all holders of Company Options as a result of such reduction, the “Cash Consideration Exercise Price Amount”); and (b) the holder’s Pro-Rata Portion of the Promissory Note Interests, the Contingent Merger Consideration, the Escrow Funds, the Representative Reimbursement Amount, if any, as and when made in accordance with this Agreement, provided that any such amounts must be made prior to the date that is five (5) years following the Effective Time and otherwise in accordance with Treasury Regulation 1.409A-3(i)(5)(iv)(A) and, for the avoidance of doubt, no amounts shall be paid or payable under this Section 2.8 to any holder of Company Options on or after the fifth (5th) anniversary of the Effective Time. The amounts payable pursuant to this Section 2.8 shall be paid to the Company Holders in respect of the Company Options by the Surviving Corporation, subject to delivery to the Surviving Corporation of an Option Holder Acknowledgment (the “Option Holder Acknowledgment”), and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) process and pay to each holder of Company Options the amount payable pursuant to Section 2.8(a) within five (5) Business Days following the Closing (and which payments shall be reduced by the amount of any Taxes required to be withheld under applicable law). To the extent that amounts are deducted or withheld for any required Tax withholding, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. Prior to the Effective Time, the Company shall take all actions necessary to cause each Company Option to be cancelled, extinguished and converted at the Effective Time as set forth in this Section 2.8.

2.9 Promissory Note.

(a) At the Closing, Parent shall deliver or cause to be delivered to the Stockholders’ Representative on behalf of the Company Holders, a promissory note in the form attached as Exhibit D hereto, with a principal amount of $3 million (the “Promissory Note”). Each Company Holder shall be entitled to an interest in the principal and interest payable pursuant to the Promissory Note in an amount equal to such Company Holder’s Pro Rata Portion (the “Promissory Note Interests”).

(b) Following the payment or delivery of any Promissory Note Interest, as directed by the Stockholders’ Representative, each Company Holder shall look only to the Stockholders’ Representative (and not to Parent, the Surviving Corporation or any of their respective Affiliates) to receive such Company Holder’s portion of such principal and interest. It is expressly understood and agreed that Parent, the Surviving Corporation and their respective Affiliates shall have no liability to any Company Holder for its portion of such principal and interest, so long as such principal and interest which is due has been paid or delivered, as applicable, in full by or on behalf of Parent, as directed by the Stockholders’ Representative.

2.10 Exchange Procedures.

(a) Prior to or at the Effective Time, Parent shall make available to the Surviving Corporation for exchange in accordance with this Article II, the Initial Cash Merger Consideration, calculated using the Initial Cash Merger Consideration Inputs provided in the Closing Notice; provided that Parent will promptly pay to the Surviving Corporation any amounts by which the Merger Consideration increases due to Dissenting Shares being later deemed to be converted as of the Effective Time as provided in Section 2.7(d). No interest shall be paid or shall accrue on any consideration payable to holders of Company Capital Stock pursuant to the provisions of this Article II.

(b) Prior to the Effective Time, the Company shall mail or deliver, or cause to be mailed or delivered, to each holder of record (as of the Effective Time) of Company Capital Stock: (A) a letter of transmittal (which shall specify that delivery of the Merger Consideration shall be effected, and risk of loss and title to the certificate or certificates or an instrument or instruments (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, shall pass, only upon delivery of the Certificates to Parent at or following the Closing and shall be in such form and have such other provisions as are reasonably acceptable to Parent and the Company) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the consideration to which such Person may be entitled pursuant to this Article II. Upon due surrender of Certificates for cancellation to Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of record of such Certificates (unless such Certificates represent Dissenting Shares) shall be entitled to receive in exchange therefor the shares of Parent Common Stock and a check, ACH payment, or a wire transfer in the amount to which such holder is entitled pursuant to Sections 2.7 and 2.8 and the Company Capital Stock so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates (other than those representing Dissenting Shares, unless the holder thereof loses its right to appraisal) will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration into which such securities shall have been so converted.

(c) Prior to the Effective Time, the Company shall mail or deliver, or cause to be mailed or delivered, to each holder of Company Options, an Option Holder Acknowledgment (which shall specify that delivery of the Merger Consideration shall be effected only upon delivery of the Option Holder Acknowledgment to the Parent at or following the Closing and shall be in such form and have such other provisions as are reasonably acceptable to Parent and the Company). Upon receipt by Parent of such Option Holder Acknowledgment, the holder of such Company Options shall be entitled to receive in exchange therefor the shares of Parent Common Stock and a check, ACH payment, or a wire transfer in the amount to which such holder is entitled pursuant to Section 2.8.

(d) Parent, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or other payment pursuant to this Agreement to any Company Holder or any other Person such amounts as are required to be deducted or withheld therefrom under the Code or otherwise under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and timely paid to the appropriate Tax Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(e) Lock-Up Agreement. Each Company Holder to be entitled to receive a portion of the Initial Stock Merger Consideration shall have executed and delivered to Parent a Lock-Up Agreement in the form attached as Exhibit F hereto with respect to such portion of the Initial Stock Merger Consideration (the “Lock-Up Agreements”).

(f) No Liability. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation or any other party hereto shall be liable to a Company Holder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) No Further Ownership Rights in Company Capital Stock. All consideration paid upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(h) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen, mutilated, defaced or destroyed, upon the making of an affidavit of fact reasonably acceptable to Parent by the Person claiming such Certificate to be lost, stolen, mutilated, defaced or destroyed, and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation shall, subject to Section 2.10, pay or cause to be paid in exchange for such lost, stolen, mutilated, defaced or destroyed Certificate the amount of consideration deliverable in respect of the Company Capital Stock formerly represented by such certificate pursuant to this Article II.

2.11 Contingent Merger Consideration.

(a) Deferred Payments. In addition to the Initial Merger Consideration, within ten (10) Business Days after receipt by the Surviving Corporation, Parent, or any of their respective Affiliates, (sub)licensees, transferees, successors or assigns, of any amount owing under Section [***] or [***] of the Exclusive Commercial License Agreement effective as of December 6, 2012 (the “[***] License Agreement”), by and between [***]., a Delaware corporation (“[***]”), and the Company, Parent (i) shall provide the Stockholders’ Representative with express written notice thereof describing in reasonably specific detail the payments received, and (ii) shall pay, or cause to be paid, in cash, as directed by the Stockholders’ Representative on behalf of the Company Holders, all such

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amounts, up to and including the first $5,000,000, received under Sections [***] and [***] of the [***] License Agreement. If the [***] License Agreement is terminated for any reason, then (A) within ten (10) Business Days thereafter, Parent shall provide the Stockholders’ Representative with written notice thereof; and (B) unless the Surviving Corporation, Parent, or any of their respective Affiliates, (sub)licensees, transferees, successors or assigns has received the amount of $3,000,000 under Section [***] of the [***] License Agreement prior to such termination, and Parent has paid, or caused to be paid, such entire amount as directed by the Stockholders’ Representative on behalf of the Company Holders when due under clause (ii) above, then in the event of the receipt of the full product license from the USDA for the Product (as defined in the [***] License Agreement), Parent shall within ten (10) Business Days thereafter (1) provide the Stockholders’ Representative with express written notice of such occurrence, and (2) pay, or cause to be paid, in cash, as directed by the Stockholders’ Representative on behalf of the Company Holders, the amount of $3,000,000. All amounts owing under this Section 2.11 may be referred to as the “Contingent Merger Consideration”.

(b) Payment.

(i) Subject to Parent’s Right of Setoff, the Contingent Merger Consideration shall be paid, or caused to be paid by Parent, by wire transfer in immediately available funds, as directed by the Stockholders’ Representative on behalf of the Company Holders.

(ii) Following the payment of any Contingent Merger Consideration in full, as directed by the Stockholders’ Representative, each Company Holder shall look only to the Stockholders’ Representative (and not to Parent, the Surviving Corporation or any of their respective Affiliates) to receive such Company Holder’s portion of the Contingent Merger Consideration. It is expressly understood and agreed that Parent, the Surviving Corporation and their respective Affiliates shall have no liability to any Company Holder for its portion of the Contingent Merger Consideration, so long as such Contingent Merger Consideration which is due has been paid in full by or on behalf of Parent as directed by the Stockholders’ Representative.

(c) Certain Restrictions regarding [***] License Agreement. Surviving Corporation and Parent shall, and shall cause their respective Affiliates, (sub)licensees, transferees, successors and assigns to, (i) timely pay in full all amounts required to be paid as successor to the Company, and use commercially reasonable efforts to timely perform in full all obligations required to be performed as successor to the Company, under the [***] License Agreement; and (ii) not amend, modify, terminate or

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waive any provision of the [***] License Agreement relating to or impairing the obligation of [***] to pay, or the successor to the Company receive, any amounts owing under Section [***] or [***] of the [***] License Agreement as in effect as of the Effective Date without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld, delayed or conditioned). The liability of the Parent, the Surviving Corporation and their Affiliates, (sub)licensees, transferees, successors and assigns for any breach of, or non-compliance with, this Section 2.11(c) shall not in any event exceed $5,000,000, less the aggregate amount (if any) previously paid to the Stockholders’ Representative on behalf of the Company Holders pursuant to Section 2.11(a).

(d) Certain Limitations regarding Contingent Merger Consideration. The parties understand and agree that the Contingent Merger Consideration payable under this Section 2.11 is an integral part of the Merger Consideration, the rights to receive such amount will not be represented by any form of certificate, are not transferable, except by operation of law or by will or the laws of descent and distribution, do not possess any attributes of capital stock of Parent or the Surviving Corporation or constitute an equity or ownership interest in Parent or the Surviving Corporation, and no holder of Company Capital Stock will have rights as a stockholder, option holder or warrant holder of the Surviving Corporation or Parent as a result of its right to receive the Contingent Merger Consideration, and no interest is payable with respect to the Contingent Merger Consideration. Any attempted transfer of any right to receive a Contingent Merger Consideration by any Company Holder (other than as permitted by the immediately preceding sentence) shall be null and void.

2.12 Accredited/Unaccredited Investors.

(a) Promptly following the date of this Agreement, along with the letter of transmittal to be delivered pursuant to Section 2.10(b), the Company shall deliver an investor questionnaire in the form attached hereto as Exhibit E (the “Investor Questionnaire”) to each Company Holder, and thereafter the Company shall deliver the Investor Questionnaire to all Persons who become Company Holders during the period between such date and the Effective Time and collect and deliver to Parent prior to the Closing accurately completed Investor Questionnaires from all such Persons. In connection with completing the Investor Questionnaire, the Company shall use its reasonable best efforts to cause each Company Holder to accurately and truthfully respond to all questions and make the representations that Parent may request relating to the potential issuance of Parent Common Stock under this Agreement to such Company Holder under Regulation D under the Securities Act, including regarding such Company Holder’s status as an “accredited investor” as defined in Rule 501 under the Securities Act (“Accredited Investors”).

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(b) For purposes of this Agreement, any Company Holder who fails to return a properly completed Investor Questionnaire prior to the Closing or otherwise fails to demonstrate, to Parent’s reasonable satisfaction, prior to the Closing (including through Parent’s review of such publicly filed information as is available if such Company Holder is a reporting company in the United States), its, his or her status as an Accredited Investor, shall be deemed to not be an Accredited Investor.

(c) Notwithstanding anything in this Agreement to the contrary, no shares of Parent Common Stock shall be payable to Company Holders that are not Accredited Investors in connection with payment of the Merger Consideration, and each such Company Holder shall instead receive (if, when and to the extent applicable) an additional cash payment in lieu thereof, which payment shall reduce the amount of cash payable to the Company Holders that are Accredited Investors on a dollar-for-dollar basis, and the number of shares of Parent Common Stock that would have been paid to the Company Holders that are not Accredited Investors shall instead be paid pro rata to the Company Holders that are Accredited Investors, with the aggregate amount of such increase being rounded up to the next whole share. For the avoidance of doubt, in no event shall any adjustment pursuant to this Section 2.12(c) (i) increase the Initial Cash Merger Consideration or (ii) be made by Parent following the Closing.

2.13 Legend. All certificates representing any shares of Parent Common Stock that may be issued pursuant to this Agreement shall have a restrictive legend in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTION AFFORDED BY RULE 144 THEREUNDER).

2.14 Purchase Price Adjustments.

(a) Closing Notice. One day prior to the Closing Date, the Company shall deliver to Parent a written notice, executed by an authorized officer of the Company (the “Closing Notice”), setting forth good faith estimates of: (i) the Company’s current assets (other than deferred Tax assets that reflect timing differences between book and Tax accounting) and applying the same accounting principles and methodologies used to prepare the Company Balance Sheet, (ii) the Company’s current liabilities (other than deferred Tax liabilities that reflect timing differences between book and Tax accounting) and applying the same accounting principles and methodologies used to prepare the Company Balance Sheet, (iii) the Indebtedness (other than current liabilities), (iv) the Company’s Transaction Expenses that are unpaid, and (v) any Change in Control Payments that are unpaid, in each case as of the Effective Time (clauses (i) through (v) collectively the “Initial Cash Merger Consideration Inputs”).

(b) Draft Closing Statement. As soon as practicable following the Effective Time, Parent shall cause the Surviving Corporation to prepare a report setting forth the actual amounts of the Initial Cash Merger Consideration Inputs, along with a summary showing in reasonable detail the Surviving Corporation’s calculation of such amounts (the “Draft Closing Statement”). Parent shall deliver the Draft Closing Statement to the Stockholders’ Representative not later than forty-five (45) days following the Closing Date.

(c) Review by Stockholders’ Representative. As soon as practicable, but in any event within thirty (30) days of receipt of the Draft Closing Statement, the Stockholders’ Representative shall provide to Parent a written report indicating its agreement with, or specific, itemized and quantified objections to, the Draft Closing Statement (the “Stockholders’ Representative’s Report”). During such period, Parent shall permit the Stockholders’ Representative reasonable access to the Surviving Corporation’s books and records and personnel to the extent necessary to review the Draft Closing Statement; provided that the Stockholders’ Representative shall treat all such information as confidential information of Parent. All other items on the Draft Closing Statement which have not been cited as subject to objection in the Stockholders’ Representative’s Report shall be deemed accepted by the Stockholders’ Representative. Failure by the Stockholders’ Representative to object to the Draft Closing Statement within such period shall be deemed to be the Stockholders’ Representative’s acceptance of the entire Draft Closing Statement and all items therein.

(d) Agreement on Closing Statement.

(i) Within fifteen (15) days of the receipt by Parent of the Stockholders’ Representative’s Report, the Stockholders’ Representative and Parent shall endeavor in good faith to agree on any matters in dispute, and any such resolution shall be final and binding on Parent, the Company, and the Company Holders. Any matter that Parent chooses not to dispute on the Stockholders’ Representative’s Report within such fifteen (15) day period shall be deemed accepted by Parent.

(ii) If Parent and the Stockholders’ Representative are unable to agree on any remaining matters that were disputed in the Stockholders’ Representative’s Report within fifteen (15) days after Parent’s receipt of the Stockholders’ Representative’s Report, then the matters contained in the Stockholders’ Representative’s Report in dispute will be submitted for resolution to the Kansas City office of a nationally recognized certified public accounting firm that has not performed accounting, tax or auditing services for Parent, the Company or any of their respective Affiliates during the previous five (5) years, as may be mutually acceptable to Parent and the Stockholders’ Representative (any of the foregoing selected to resolve the dispute, an “Appraiser”). The Appraiser shall be given reasonable access to all relevant financial information, books, records, schedules, memoranda and other documents prepared or reviewed by Parent or any of its representatives that are relevant to the Draft Closing Statement, and to all personnel, including accounting personnel, involved in the preparation of the Draft Closing Statement, in connection with its calculation of the Initial Cash Merger Consideration Inputs. The Appraiser shall use its accounting expertise to calculate, based solely on the written submissions of Parent, on the one hand, and the Stockholders’ Representative, on the other hand, and not by independent investigation, the Initial Cash Merger Consideration Inputs and shall be instructed that its calculation (i) must be made in accordance with the standards and definitions in this Agreement, and (ii) with respect to each item in dispute, absent a finding by the Appraiser of manifest error or fraud, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by the Stockholders’ Representative in the Stockholders’ Representative’s Report and by Parent in the Draft Closing Statement. Within thirty (30) days of such submission, Appraiser shall issue a written report to the Stockholders’ Representative and Parent upon such disputed items (in no event enlarging or adding any new or additional item to those set forth in the Stockholders’ Representative’s Report and not accepted by Parent), and such written decision shall be final and binding upon the parties hereto. The Stockholders’ Representative and Parent shall cooperate reasonably with each other and each other’s representatives to enable the Appraiser to render a written decision as promptly as possible. The fees and expenses of the Appraiser shall be borne by the Stockholders’ Representative and Parent in inverse proportion to their respective success on the merits, with the Company Holders’ share of any such fees and expenses being paid first from the Representative Reimbursement Amount, and such allocation of fees and expenses shall be calculated by the Appraiser and shall be final and binding on the parties. At any time, Parent and the Stockholders’ Representative may agree to settle any objections raised in the Stockholders’ Representative’s Report, which agreement shall be in writing and binding upon each of Parent and the Stockholders’ Representative with respect to the subject matter of any such objection so resolved.

(iii) The Draft Closing Statement, revised to incorporate the resolution of any matters in dispute pursuant to Sections 2.14(c), 2.14(d)(i) and/or 2.14(d)(ii), as applicable, is referred to as the “Closing Statement.” The Closing Statement shall have the legal effect of an arbitral award and shall be final, binding and conclusive on the parties hereto.

(e) Adjustment to Merger Consideration. If any of the Initial Cash Merger Consideration Inputs in the Closing Statement are different than the Initial Cash Merger Consideration Inputs in the Closing Notice, then corresponding adjustments will be made to the Merger Consideration. The resulting net payment (if any) owed by Parent to the Company Holders (for a positive net adjustment to the Merger Consideration), on the one hand, or the Company Holders to Parent (for a negative net adjustment to the Merger Consideration), on the other hand, is referred to herein as the “True-Up Payment.” The True-Up Payment shall be treated as an adjustment to the Merger Consideration for Tax purposes to the greatest extent permitted by law. The True-Up Payment shall be made within five (5) Business Days after the determination of the Closing Statement.

(i) For any True-Up Payment owed by the Company Holders, the Stockholders’ Representative shall cause the Escrow Agent to release to Parent from the Escrow Fund (including from the Closing Adjustment Escrow Amount, and, if necessary, from the Escrow Amount) an amount equal to the True-Up Payment in immediately available funds by wire transfer to such bank account as Parent may specify; provided that no True-Up Payment shall be paid by the Company Holders if such payment is less than $40,000; provided, further, that, if the True-Up Payment exceeds $40,000, any True-Up Payment from the Closing Adjustment Escrow Amount and from the Escrow Amount will be without deduction of such threshold amount.

(ii) If no True-Up Payment is owed by the Company Holders pursuant to this Section 2.14(e) or the amount of the True-Up Payment owed by the Company Holders is less than the Closing Adjustment Escrow Amount, then Parent shall cause the Escrow Agent to release, to the extent such amount is then available in the Escrow Fund, the difference between (i) the Closing Adjustment Escrow Amount and (ii) the True-Up Payment owed by the Company Holders, if any, in immediately available funds by a single wire transfer, as directed by the Stockholders’ Representative on behalf of the Company Holders. Payments to the Company Holders, as directed by the Stockholders’ Representative pursuant to this Section 2.14(e)(ii), shall be made in proportion to each Company Holder’s respective Pro Rata Portion, with each amount rounded down to the nearest whole cent ($0.01).

(iii) For any True-Up Payment owed by Parent or the Surviving Corporation, Parent shall pay an amount equal to the True-Up Payment in immediately available funds by a single wire transfer, as directed by the Stockholders’ Representative on behalf of the Company Holders. Payments to the Company Holders by the Surviving Corporation or as directed by the Stockholders’ Representative pursuant to this Section 2.14(e)(iii) shall be made in proportion to each Company Holder’s respective Pro Rata Portion, with each amount rounded down to the nearest whole cent ($0.01).

2.15 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, except as set forth in the disclosure letter supplied by the Company to Parent dated as of the date hereof which, subject to Section 10.2, identifies exceptions by specific Section references (the “Company Disclosure Letter”), as follows:

3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.

(b) Charter Documents. The Company has delivered or made available to Parent: a true and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended as of the date hereof (collectively, the “Company Charter Documents”) and as in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

(c) Subsidiaries. The Company does not have and has not had any Subsidiaries and does not own or control, directly or indirectly, any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other entity at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party.

3.2 Capital Structure.

(a) Capital Stock. As of the date of this Agreement, the authorized capital stock of the Company consists of: 13,570,874 shares, of which of 10,000,000 shares are Common Stock, each with a par value of $0.0001 per share, and 3,570,874 shares are Company Preferred Stock, each with a par value of $0.0001 per share. As of the date hereof: 1,278,470 shares of Company Common Stock were issued and outstanding and 3,570,874 shares of Company Preferred Stock were issued and outstanding. No shares of Company Common Stock are held by the Company in its treasury. All of the outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights. There are no accrued or unpaid dividends with respect to any issued and outstanding shares of capital stock of the Company. The Allocation Certificate expresses the definitive allocation of Merger Consideration among the Company Holders. To the Knowledge of the Company, each of the Company Holders is, on the date hereof and will be as of the Effective Time, an Accredited Investor/

(b) Stock Options. Section 3.2(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all Persons who hold Company Options indicating, with respect to each Company Option, the number of shares of Company Common Stock subject to such Company Option, the exercise price, dates of grant and expiration thereof, the vested and unvested amounts thereof. Each grant of Company

Options was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) and any required stockholder approval by the necessary number of votes or written consents. Each Company Option has been granted or issued at an exercise price equal to not less than the fair market value of the underlying Common Stock at the date of grant or issuance. The Company has made available to Parent or Parent’s legal or financial advisor true and complete copies of the option agreements evidencing all Company Options.

(c) Other Securities. Except as otherwise set forth in this Section 3.2, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting debt or other voting securities of the Company, or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking.

(d) Legal Requirements. All outstanding shares of Company Capital Stock and all Company Options have been issued and granted in compliance in all material respects with all applicable securities laws and all other applicable Legal Requirements. There are not any outstanding Contracts requiring the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company and, to the Knowledge of the Company, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares of the capital stock of, or other equity or voting interests in, the Company.

3.3 Authority. The Company has all requisite corporate power and authority to enter into this Agreement, the Certificate of Merger and the other agreements, certificates and documents contemplated hereby, and, subject only to the approval and adoption of this Agreement by the Company’s Stockholders, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, to perform its obligations hereunder or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement by the Company’s stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of a majority of the issued and outstanding shares of Company Common Stock to adopt this Agreement is the only vote of the holders of any class or series of the Company Capital Stock necessary to adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub and, with respect to Article VIII only, the Stockholders’ Representative, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (a) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

3.4 Non-Contravention. Subject to obtaining the approval and adoption of this Agreement by the Company’s stockholders as contemplated in Section 3.3 and compliance with the requirements set forth in Section 3.5, the execution and delivery, and the performance and compliance of this Agreement by the Company, and the consummation of the Merger and the other transactions contemplated hereby, does not and will not: (a) conflict with or violate the Company Charter Documents, (b) conflict with or violate any Legal Requirement applicable to the Company or by which the Company or any of its respective properties is bound or affected, or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any Person under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company (other than a Permitted Lien) pursuant to any Company Material Contract except in each of the foregoing clauses (b) and (c) as would not reasonably be expected to have a Material Adverse Effect on the Company.

3.5 Necessary Consents. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, and notices to stockholders required by the DGCL and the Company’s Certificate of Incorporation, (b) such consents, approvals, waivers, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities or “blue sky” (or related) laws and satisfaction of such other requirements of the comparable laws of other jurisdictions, (c) as are necessary as a result of any facts or circumstances relating solely to Parent, Merger Sub or any of their Affiliates, and (d) such other consents, approvals, waivers, orders, authorizations, registrations, declarations and filings set forth in Section 3.5 of the Company Disclosure Letter. The consents, approvals, waivers, orders, authorizations, registrations, declarations and filings set forth in the foregoing clauses (a) and (b) are referred to herein as the “Necessary Consents.”

3.6 Financial Statements. The Company has delivered to Parent a complete copy of the Company’s unaudited balance sheet, income statement as of and for the nine (9) month period ended September 30, 2013, and the unaudited balance sheet, income statement of the Company as of and for the year ended December 31, 2012 (collectively, the “Financial Statements”). The Financial Statements have been prepared on a consistent basis throughout the periods indicated and with each other. The Financial Statements present fairly in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. The Company’s unaudited balance sheet as of September 30, 2013, is referred to as the “Company Balance Sheet” and the date thereof the “Balance Sheet Date.”

3.7 Undisclosed Liabilities. There are no liabilities of the Company that would be required by United States generally accepted accounting principles to be reflected on or reserved against or disclosed in the notes to a consolidated balance sheet of the Company, other than liabilities (a) reflected or properly reserved against in the unaudited balance sheet, income statement of the Company as of and for nine (9) month period ended September 30, 2013, or (b) incurred since the Balance Sheet Date in the ordinary course of business of the Company consistent with past practice.

3.8 Absence of Certain Changes or Events. Since the Balance Sheet Date:

(a) A Material Adverse Effect on the Company has not occurred.

(b) The Company has conducted its business in the ordinary course consistent with past practice, and the Company has taken no action or authorized any action that, if taken after the date hereof, would require the prior written consent of Parent pursuant to Section 5.1.

(c) There has not been: any material revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice.

3.9 Taxes.

(a) Tax Returns and Audits.

(i) The Company has prepared and timely filed all income and other material Tax Returns required to be filed by the Company and such Tax Returns are true, complete and accurate in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any income or other material Tax Return. No written claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to Tax by that jurisdiction. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(ii) The Company has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company or other Person.

(iii) The Company has not executed or agreed to any outstanding waiver of any statute of limitations in respect of any Tax or outstanding extension of the period for the assessment or collection of any Tax, nor has any request been made in writing for any such waiver or extension.

(iv) No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed in writing by any Tax Authority. There are no pending or threatened (in writing) audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company.

(v) The Company does not have any liabilities for unpaid Taxes which have not been accrued or reserved on the Company Balance Sheet (rather than in any notes thereto), except as set forth on Section 3.9(a)(v) of the Company Disclosure Letter, and the Company has not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement.

(vi) There are no Liens on the assets of the Company relating to or attributable to Taxes other than Permitted Liens.

(vii) The Company is not, nor has it been: (A) during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and (B) engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(viii) The Company (A) has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or any similar group for federal, state, local or foreign Tax purposes, (B) has never been party to or bound by any Tax sharing, Tax indemnification or Tax allocation agreement (other than a commercial agreement that is entered into in the ordinary course of business and the principal purpose of which is not the sharing or allocation of Taxes), or (C) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(ix) The Company has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code during the two-year period ending on the Closing Date.

(x) The Company is not a partner for Tax purposes with respect to any joint venture, partnership or other arrangement which is treated as a partnership for Tax purposes.

(xi) The Company has delivered or made available to Parent complete and accurate copies of all federal, state, local and foreign income Tax Returns of the Company (and any predecessor of the Company) for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company (or any predecessors of the Company) since December 31, 2008.

(xii) The Company has never been a party to a transaction that is a “reportable transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(xiii) The Company has never made an election to be treated as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code or under any corresponding provision of applicable state or local Tax laws.

(xiv) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax Authority filed or made on or prior to the Closing Date or any prepaid amount received on or prior to the Closing.

(xv) Notwithstanding any provision of this Agreement to the contrary, the representations set forth in this Section 3.9 and Section 3.14 are the sole representations made by the Company with respect to Taxes.

3.10 Intellectual Property.

(a) Patent Rights. Section 3.10(a)(i) of the Company Disclosure Letter lists all Company Patent Rights, including any non-published Company Patent Rights, and specifies, where applicable, the jurisdictions in which each such item of Company Patent Rights has been issued, filed or registered. Parent has been provided copies of all non-public Company Patent Rights. Section 3.10(a)(ii) of the Company Disclosure Letter lists all Third Person Patent Rights, and specifies, where applicable, the jurisdictions in which each such item of Third Person Patent Rights has been issued, filed or registered.

(b) Validity and Enforceability. None of the Company Patent Rights or the Third Person Patent Rights, and no issued claims of any such Company Patent Rights or the Third Person Patent Rights, are or have been: (i) lapsed, abandoned, disclaimed or passed into the public domain (other than U.S. Provisional Applications and Patent Cooperation Treaty Applications as identified in the Company Disclosure Letter); (ii) canceled, revoked or adjudicated invalid (including through a court Action or through the initiation or written threat of institution of an interference, opposition, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous Governmental Entity patent office in other countries or regions); or (iii) adjudicated to be unenforceable.

(c) Litigation. Section 3.10(c) of the Company Disclosure Letter lists any litigation, opposition, reexamination, interference proceeding, nullity action, reissue proceeding, cancellation, objection, claim or other equivalent proceeding or action pending (other than with respect to proceedings or communications with national or regional patent offices) or asserted with respect to any Company Patent Rights or the Third Person Patent Rights.

(d) No Order. To the Knowledge of the Company, none of the Company Patent Rights are subject to any proceeding or outstanding order by any Governmental Entity restricting the use, transfer or licensing thereof by Company.

(e) Registration. All necessary registration, maintenance and renewal fees for each item of Company Patent Rights and Third Person Patent Rights have been made and all necessary documents, recordations and certificates in connection with such Company Patent Rights and Third Person Patent Rights have been filed with the relevant Governmental Entities for the purposes of prosecuting, maintaining or perfecting such Company Patent Rights and Third Person Patent Rights. To the Company’s Knowledge, all Company Patent Rights and Third Person Patent Rights are in good standing and in force.

(f) Conduct of Business. To the Knowledge of the Company, the Company owns or otherwise possesses sufficient rights to exploit and use all the Company Patent Rights and Third Person Patent Rights required, prudent, or useful for the conduct of the Company Business, except as set forth on Section 3.10(f) of the Company Disclosure Letter.

(g) Encumbrances. The Company Patent Rights are free and clear of any Liens, except as set forth on Section 3.10(g) of the Company Disclosure Letter.

(h) Company IP Contracts.

(i) Section 3.10(h) of the Company Disclosure Letter lists all Company IP Contracts. The Company has delivered to Parent a complete and accurate copy of each such Company IP Contract, including any exhibits, schedules or appendices thereof in effect, and all amendments or modifications thereto. Except for compliance with the Company IP Contracts set forth on Section 3.10(h) of the Company Disclosure Letter, the Company has not provided, licensed, or transferred any ownership interest in any of the Company Intellectual Property or Company Patent Rights to any third Person.

(ii) (A) All of the Company IP Contracts are in full force and effect and are binding and enforceable against any Person party to such Company IP

Contract, (B) to the Knowledge of the Company, no party thereto is in material violation, breach or default thereof, and (C) to the Knowledge of the Company, no event has occurred that with notice or lapse of time would constitute a material breach or material default thereunder by the Company or any other party to such Company IP Contract, or would permit the modification or premature termination of such Company IP Contract by any other party thereto.

(iii) The consummation of the Merger will not result in the breach or other violation of any Company IP Contract that would allow any other Person thereto to modify, cancel, terminate or otherwise suspend the operation thereof.

(iv) Following the Effective Time, the Surviving Corporation will be permitted to exercise all of the Company’s rights under all Company IP Contracts (including, without limitation, the right to receive royalties), to the same extent the Company would have been able to had the Merger not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise be required to pay had the Merger not occurred.

(v) The Merger will not reasonably result in any Company Intellectual Property or the Company Business being subject to any non-compete or exclusivity restriction to which the Company Intellectual Property or the Company Business was not subject prior to the Merger.

(i) No Infringement. To the Knowledge of the Company, the Company has never infringed (directly, contributorily, by inducement or otherwise) or misappropriated, or otherwise violated or made unlawful use of any Intellectual Property right of any third Person, nor has the Company ever engaged in unfair competition or unfair trade practices under the laws of any jurisdiction, and (ii) the Company has obtained a license to any and all Third Person Intellectual Property which may be required, prudent or useful for the conduct of the Company Business, without taking into consideration the validity or invalidity of said third Person Intellectual Property.

(j) No Notice of Infringement. The Company has never received notice, written or otherwise, from any third Person that the Company has infringed, misappropriated, or otherwise violated or made unlawful use of any Intellectual Property of such third Person or engaged in unfair competition or unfair trade practices under the laws of any jurisdiction.

(k) No Third Person Infringement. To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property, including Company Patent Rights, or Third Person Intellectual Property, including Third Person Patent Rights.

(l) Proprietary Information Agreements. The Company has taken all reasonable steps and precautions to maintain and protect the secrecy, confidentiality, value and the Company’s rights in all confidential information and Trade Secrets.

(m) Protection of Intellectual Property. Each current or former officer, Founder or Employee of, and each individual who is a consultant or independent contractor to, the Company who is or has been involved in the creation or development of any material Company Intellectual Property, including Company Patent Rights, during such individual’s relationship with, employment by or consulting or contracting relationship with the Company has executed and delivered to the Company a written agreement (containing no exceptions or exclusions from the scope of its coverage) providing for the protection of the Company’s proprietary information and assigning to the Company all right, title and interest in and to any Intellectual Property, including Patent Rights, made in the course of work or services performed by such current or former officer, Founder, Employee or consultant or independent contractor, to the extent legally permissible, the past and current forms of which have been made available to Parent. To the Knowledge of the Company, no current or former officer, Founder, Employee or consultant or independent contractor of the Company is in violation of any term of any such agreement with respect to protecting any such proprietary information or assigning any such Intellectual Property, including Patent Rights, to the Company. No current or former officer, Founder, Employee or consultant or independent contractor of the Company has any right, title or interest in, to or under any Company Intellectual Property, including Company Patent Rights, that has not been fully assigned to the Company.

(n) Disputes. No inventorship or ownership disputes exist with respect to any Company Intellectual Property Rights, including Company Patent Rights, or Third Person Intellectual Property, including Third Person Patent Rights.

(o) Prior Art. All prior art, information and facts that, to the Knowledge of the Company, exist at the date hereof that, in the opinion of a reasonable patent attorney registered to practice before the United States Patent & Trademark Office, would be material to the patentability or validity of any claims of the Company Patent Rights or Third Person Patent Rights, have been disclosed to Parent’s patent counsel. The Company has made no public disclosures which would constitute prior art against any Company Patent Rights, whether registered or not.

3.11 Compliance; Permits.

(a) Compliance. Except with respect to Taxes (which are covered exclusively by Section 3.9), Employee Benefit Plans (which are covered exclusively by Section 3.14), Environmental Laws (which are covered exclusively by Section 3.17), Regulatory Compliance (which are covered exclusively by Section 3.19) and Certain Payments (which are covered exclusively by Section 3.22), the Company is not, nor has it been, in conflict with, or in default or in violation of, any Legal Requirement applicable to the Company or by which the Company or any of its respective businesses or properties is bound or affected, except for those conflicts, defaults or violations that, individually or in the aggregate, would not cause the Company to lose any material benefit or incur any material liability. The Company has not received any notice of or been charged with any material default or violation of any such Legal Requirements. There is no judgment, injunction, order or decree binding upon or outstanding against the Company which has or would reasonably be expected to have the effect of prohibiting or materially impairing the Company Business. The Company has not received notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration, or other action from the USDA or other Governmental Entity alleging that any operation or activity of the Company is in default or violation of any applicable Legal Requirement.

(b) Permits. The Company holds all permits, licenses, variances, clearances, consents, registrations, listings, exemptions, authorizations and approvals (“Permits”) from Governmental Entities, including, without limitation, the USDA, that are required to lawfully conduct the Company Business (collectively, “Company Permits”). The Company has fulfilled and performed all of its material obligations with respect to the Company Permits, and since January 1, 2011, the Company has not received or been subject to any written notice, claim or assertion alleging any violations of Company Permits nor, to the Knowledge of the Company, has any such notice, claim or assertion been threatened. As of the date hereof, there are no actions pending or, to the Knowledge of the Company, threatened in writing, that seek the suspension, cancellation, revocation or material adverse modification of any of the Company Permits. Each of the Company Permits is in full force and effect, and the Company is in material compliance with the terms of the Company Permits.

3.12 Litigation. There are no claims, suits, actions, proceedings or investigations of any nature pending or, to the Knowledge of the Company, threatened in writing against, relating to or affecting the Company, or the assets or properties of the Company, before any court, governmental department, commission, agency, instrumentality or authority or arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, suits, actions, proceedings or investigations, to result in a material liability to the Company. There is no legal proceeding brought by the Company currently pending or that the Company intends to initiate.

3.13 Brokers’ and Finders’ Fees; Fees and Expenses. Except as set forth on the Company Disclosure Letter, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

3.14 Employee Benefit Plans.

(a) Schedule. Section 3.14(a) of the Company Disclosure Letter sets forth a list of each material Company Employee Plan. Neither the Company nor any ERISA Affiliate has any commitment to establish any new Company Employee Plan, to materially modify any Company Employee Plan (except to the extent required by law or to conform any such Company Employee Plan to the requirements of any applicable Legal Requirements or as required by this Agreement), or to adopt or enter into any Company Employee Plan.

(b) Documents. The Company has provided to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) the most recent IRS determination or opinion letters; (vii) all non-routine material correspondence to or from any governmental agency in the last three (3) years relating to any Company Employee Plan; and (viii) the three (3) most recent plan years’ discrimination tests for each Company Employee Plan for which such test is required.

(c) Benefit Plan Compliance. In all material respects, each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Legal Requirements, including but not limited to ERISA and the Code. No Company Employee Plan intended to be qualified under Section 401(a) of the Code. There are no current actions, suits or claims pending, or, to the Knowledge of the Company, threatened in writing or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no material audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened in writing by any Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made or otherwise provided for in all material respects all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; (iii) “multiple employer plan” as defined in ERISA or the Code; or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(e) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute.

(f) Effect of Transaction.

(i) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee or other Person.

(ii) No payment or benefit that could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) or by any of the other agreements referenced herein, by any person who is a “disqualified individual” (as defined in Code

Section 280G and the regulations thereunder) could be characterized as a parachute payment within the meaning of Code Section 280G(b)(2). There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliates is a party or by which it is bound to compensate any Employee, officer, director or consultant for excise taxes paid pursuant to Section 4999 of the Code.

(g) Employment Matters. The Company is in compliance in all material respects with all applicable foreign, federal, state and local law respecting employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, employee safety and health, and wages and hours. The Company is in compliance with all United States immigration laws and has a valid Form I-9 (Employment Eligibility Verification) on file for each Employee. The Company has properly classified all individuals providing services to the Company as employees or non-employees for all relevant purposes and the Company has no liabilities for the payment of material taxes, fines, penalties or other amounts, however designated, for any failure to properly classify such individuals.

(h) Labor. The Company is not a party to any collective bargaining agreement or union contract with respect to Employees. No collective bargaining agreement is currently being negotiated by the Company and the Company has not experienced any attempt by organized labor to cause the Company to comply with or conform to demands of organized labor relating to its employees. There is no labor dispute, strike or work stoppage against the Company pending or, to the Knowledge of the Company, threatened or reasonably anticipated. Neither of the Company, nor any of its representatives, Employees, officers or directors has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company. There are no actions, suits, claims, labor disputes or material grievances pending, or, to the Knowledge of the Company, threatened, relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(i) International Employee Plan. The Company does not have, nor has it ever had, the obligation to maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

(j) Nonqualified Deferred Compensation Plans. Each Company Employee Plan or other contract, plan, program, agreement, or arrangement maintained by the Company that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) complies in form with and has been operated in good faith compliance since January 1, 2005 and in compliance since January 1, 2009, in each case, with Section 409A of the Code and the then applicable guidance issued by the IRS thereunder.

(k) Section 3.14(k) of the Company Disclosure Letter sets forth for each current employee or independent contractor of the Company, a true and complete list of the individual’s position, base compensation (or consulting rate), date of hire, target bonus opportunity and classification as an employee or consultant.

3.15 Real Property. The Company does not own, nor has it ever owned, any real property. Section 3.15 of the Company Disclosure Letter sets forth a list of the real property currently leased, subleased or licensed by or from the Company (the “Leased Real Property”). The Company has provided or otherwise made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of the Leased Real Property, including all amendments, terminations and modifications thereof (the “Leases”). There is not, under any of the Leases, any material default by the Company, nor, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. There has not been any sublease or assignment entered into by the Company with respect to any Leased Real Property. The Leased Real Property is in good repair and operating condition (normal wear and tear excepted). Each of the Leases is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law). With respect to those Leases that were assigned or subleased to the Company by a third party, all necessary consents to such assignments or subleases have been obtained.

3.16 Assets. With respect to the material machinery, equipment, furniture, fixtures and other tangible property and material assets purported to be owned, leased or used by the Company, the Company has good, legal and marketable title to all such assets free and clear of all Liens, except Permitted Liens, and such assets are in good repair and operating condition (normal wear and tear excepted). All such items of tangible property and assets which, individually or in the aggregate, are material to the operation of the business of the Company are suitable for the purposes used for the operation of the business of the Company. For purposes of clarity, this Section 3.16 does not relate to real property (such items being the subject of Section 3.15) or Intellectual Property (such items being the subject of Section 3.10.

3.17 Environmental Matters. The Company is not, nor at any relevant time has been, in any material respect, in violation of any applicable Environmental Law (as defined below). The Company holds, to the extent legally required, all Permits required pursuant to Environmental Laws that are material to the operation of the business of the Company taken as a whole (“Environmental Permits”). The Company is in compliance in all material respects with the terms of the Environmental Permits. The Company has not received any written notice alleging any claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining material liability. For the purposes of this Section 3.17, (i) “Environmental Laws” shall mean all applicable Legal Requirements relating to pollution or protection of the environment, including laws and regulations relating to Releases (as defined below) or threatened Releases of Hazardous Materials (as defined below), (ii) “Hazardous Materials” shall mean chemicals or substances which are designated by a Governmental Entity as a “pollutant,” “contaminant,” “toxic,” “hazardous” or “radioactive,” including without limitation friable asbestos, petroleum and petroleum products or any fraction thereof, and (iii) “Release” shall have the same meaning as under the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(22). To the Knowledge of the Company: (a) all real property now or previously owned or leased by the Company and all surface water, groundwater and soil associated with or adjacent to such property, is free of any chemicals, pollutants, contaminants, wastes, toxic substances or material environmental contamination of any nature; (b) none of the real property now or previously owned or leased by the Company contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (c) none of the real property now or previously owned or leased by the Company contains any septic tanks in which process wastewater or any chemicals, pollutants, contaminants, wastes or toxic substance have been released. To the Knowledge of the Company, any location to which the Company has sent or otherwise arranged for the disposal of any of its Hazardous Materials is not the subject of any investigation or remediation activity under applicable environmental laws, and the Company does not have any material liabilities arising under any applicable Environmental Laws (including without limitation, any liabilities arising from any predecessor Person or any liabilities assumed by the Company through any agreement or by operation of law). The parties agree that the only representation and warranties related to Environmental Laws, Environmental Permits, and Hazardous Materials are those included in this Section 3.17 of this Agreement.

3.18 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean any Contract:

(i) containing (i) any covenant (A) limiting in any material respect the right of the Company to engage in any line of business, engage in business in any location, or compete with, or solicit any customer of, any other Person, (B) limiting the right of the Company to solicit, hire or retain any Person as an employee, consultant or independent contractor, or (C) granting any exclusive distribution rights with respect to Company Products, or (ii) any “most favored nation” provision for the benefit of any other Person;

(ii) pursuant to which the Company has licensed from any third party any patent, trademark registration, service mark registration, trade name or copyright registration, other than any nonexclusive license that is available to the public generally, or providing for royalty or other similar payments by the Company;

(iii) granting exclusive rights to any third party to any patents, trademark registrations, service mark registrations, trade names or copyright registrations owned by the Company;

(iv) evidencing Indebtedness that is in effect;

(v) that is a Lease;

(vi) that is a sales representative, marketing or advertising agreement;

(vii) creating or involving any agency relationship, distribution arrangement or franchise relationship;

(viii) creating any partnership or joint venture between the Company and any third party or providing for any sharing of material profits or losses by the Company with any third party;

(ix) involving the acquisition or divestiture of any business or material asset by the Company other than in the ordinary course of business consistent with past practice or investments in any Person by the Company or that provides for payment obligations by or to the Company (whether contingent or otherwise) that are in effect on the date hereof in respect of earn-outs, deferred purchase price arrangements or similar arrangements that have arisen in connection with any such transactions;

(x) pursuant to which the Company has continuing material obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company;

(xi) that constitutes any material transfer agreement, research and development agreement, clinical trial agreement, clinical research agreement, manufacture or supply agreement or similar Contract;

(xii) that is a settlement agreement of any nature (other than settlement agreements that do not provide for any future payment or performance obligations on behalf of the Company);

(xiii) in which the other party is a healthcare practitioner;

(xiv) that relates to the purchase or sale of any asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Related Party;

(xv) that provides for the indemnification of any Person by the Company, except for Contracts entered into in the ordinary course of business consistent with past practice;

(xvi) that result in any Person holding a power of attorney from the Company; or

(xvii) that involves a payment to or from the Company in excess of $50,000 on its face in any given year in any individual case.

For purposes of clarification, no Company Employee Plans set forth in Section 3.14(a) of the Company Disclosure Letter under which future expenditures required to be made by the Company will not exceed $50,000 in any given year, shall be considered a Company Material Contract.

(b) Schedule. Section 3.18 of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company is a party or is bound by. The Company has made available to Parent a true and complete copy of each Company Material Contract. Section 3.18 of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company is a party or is bound by that are Company Material Contracts under Section 3.18(a)(vii). Unless otherwise noted in Section 3.18(a)(vii) of the Company Disclosure Letter, all Company Material Contracts listed in Section 3.18(a)(vii) of the Company Disclosure Letter may be terminated by the Company at will on no more than thirty (30) days’ notice without material liability or financial obligation to the Company.

(c) No Breach. All Company Material Contracts are in full force and effect and constitute legal, valid and binding agreements of the Company, enforceable in accordance with their terms against the Company and, to the Knowledge of the Company, against the other parties thereto, except in each case (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. Neither the Company nor, to the Knowledge of the Company, any other party to any Company Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company taken as a whole. The Company has not waived any of its material rights under any Material Contract.

3.19 Regulatory Compliance.

(a) The operation of the Company Business, including, without limitation, the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, advertising, promotion and distribution of all Company Products, is in material compliance with all applicable Legal Requirements, Company Permits, and orders administered or enforced by the USDA or any other Governmental Entity.

(b) Except as set forth in Section 3.19(b) of the Company Disclosure Letter, during the three (3) year period ending on the date of this Agreement, the Company has not had any product or manufacturing site subject to a Governmental Entity (including the USDA) shutdown or import or export prohibition, nor received any Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters,” other requests or requirements to make changes to the Company Products that if not complied with would reasonably be expected to result in a material liability to the Company, or similar notice from the USDA or other Governmental Entity alleging or asserting noncompliance with any applicable Legal Requirements, Company Permits or such requests or requirements of a Governmental Entity. To the Knowledge of the Company, none of the USDA or any other Governmental Entity is considering any such action.

(c) All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the USDA or other Governmental Entity relating to the Company, the Company Business or the Company Products, when submitted to such Governmental Entity, were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, notifications, submissions, information, claims, reports, statistics, and data have been submitted to the USDA or other Governmental Entity, as applicable.

(d) Section 3.19(d) of the Company Disclosure Letter sets forth a list of (i) all recalls, field notifications, field corrections, market withdrawals or replacements, safety alerts or other notice of action relating to an alleged lack of safety, efficacy or regulatory compliance of the Company Products (“Safety Notices”) during the three (3) year period ending on the date of this Agreement, (ii) the dates such Safety Notices, if any, were resolved or closed, and (iii) to the Company’s Knowledge, any material safety complaints with respect to the Company Products that are currently unresolved. To the Company’s Knowledge, there are no facts that would reasonably be likely to result in (A) a material Safety Notice with respect to the Company Products, (B) a material, adverse change in labeling of any the Company Products, or (C) a termination or suspension of marketing or testing of any the Company Products.

(e) All preclinical and clinical trials conducted by or on behalf of the Company are being or have been conducted with the required experimental protocols, procedures and controls and all applicable Legal Requirements. None of the USDA or any other Governmental Entity has commenced or, to the knowledge of the Company, threatened to initiate, any action to terminate, delay or suspend any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company.

(f) All manufacturing operations conducted by or on behalf of the Company with respect to Company Products are being, and have been, conducted in material compliance with all applicable Legal Requirements.

3.20 Insurance. The Company maintains insurance of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and in a similar stage of development. All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy, except in accordance with the terms thereof. There is no pending claim that would reasonably be expected to exceed the policy limits of such policies. Section 3.20 of the Company Disclosure Letter sets forth all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations and employees of the Company, including the type of coverage and the carrier of such policies.

3.21 Indebtedness with Affiliates. Except as set forth on Section 3.21 of the Company Disclosure Letter, the Company is not indebted to any director, officer, employee or Affiliate of the Company (except for amounts due as salaries and bonuses, other amounts due under Employment Agreements or employee benefit plans and amounts payable in reimbursement of expenses), and no such director, officer, employee or Affiliate is indebted to the Company.

3.22 Certain Payments. Neither the Company nor, to the Company’s Knowledge, any director, officer, agent or employee of the Company, nor any other Person acting for or on behalf of the Company, has directly or indirectly, on behalf of the Company, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services in material violation of any applicable Legal Requirement.

3.23 Board Approval. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and declared the Merger to be advisable, (b) approved this Agreement and the Merger, and (c) resolved to recommend that the Company’s stockholders approve the principal terms of the Merger and directed that such matter be submitted for consideration by the Company Stockholders, and no such determination, approval or recommendation or direction of the Board of Directors of the Company has been withdrawn, amended, modified or terminated. No state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, and the Board of Directors of the Company has taken all action necessary or required to render any such statute inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

3.24 Minute Books. The Company’s minute books have been made available to Parent and accurately and fairly reflect all minutes of meetings, resolutions and other material actions and proceedings of the Company and its shareholders and the Board of Directors of the Company and all committees thereof and, to the Knowledge of the Company, all issuances, transfers and redemptions of capital stock of the Company.

3.25 Related Party Transactions. Except as disclosed in Section 3.25 of the Company Disclosure Letter, (a) no Related Party has, and no Related Party has at any time during the prior three (3) fiscal years had, any direct or indirect interest in any material asset used in or otherwise relating to the Company Business; (b) no Related Party is, or has been during the prior three (3) fiscal years, indebted to the Company; (c) to the Company’s Knowledge, no Related Party is competing with, or has at any time during the prior three (3) fiscal years competed directly with, the Company; and (d) to the Company’s Knowledge, no Related Party has any claim or right against the Company.

3.26 Customers, Licensees and Suppliers. Section 3.26 of the Company Disclosure Letter sets forth a list of (a) each customer or licensee that accounted for more than 1% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Balance Sheet Date and the amount of revenues accounted for by such customer or licensee during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company. No such customer, licensee or supplier has indicated within the past year that it will stop, or decrease the rate of, buying or licensing products or services or supplying products or services, as applicable, to the Company. No purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

3.27 Complete Copies of Materials. Each document that the Company has delivered to Parent (or made available in an electronic “data room” for review by Parent or provided directly to Parent’s legal counsel for review), other than documents that have been redacted, is a true and complete copy of each such document, and in each case where a representation and warranty of Company in this Agreement requires the listing of documents and agreements, a true and complete copy of all such documents and agreements have been delivered to Parent (or made available in an electronic “data room” for review by Parent or provided directly to Parent’s legal counsel for review).

3.28 PIPE Transaction. The Company and the Company Holders understand that Parent intends to enter into the Share Purchase Agreement on or about the date hereof, pursuant to which Parent intends to sell 1,234,375 shares of Parent Common Stock at a price of $16.00 per share.

3.29 [***] License Agreement. Section 3.29 of the Company Disclosure Letter sets forth all orders for Product (as defined in the [***] License Agreement) that have been submitted under the [***] License Agreement, all of which have been fulfilled.

*	Confidential Treatment Requested

3.30 Disclosure. To the Knowledge of the Company, no representation or warranty by the Company contained in this Agreement, and no statement contained in the Company Disclosure Letter or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Organization; Standing and Power; Charter Documents. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect on Parent.

4.2 Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding. Parent is the sole stockholder of Merger Sub and is the legal and beneficial owner of all 100 issued and outstanding shares. Merger Sub was formed solely for the purposes of effecting the Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

4.3 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, the Certificate of Merger and the other agreements, certificates and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate or other proceedings or actions on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement, to perform their obligations hereunder or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement by Parent as Merger Sub’s sole stockholder and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company and, with respect to Article VIII only, the Stockholders’ Representative, constitutes a valid and binding obligation of Parent, enforceable against Parent and Merger Sub in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. Parent has delivered or made available to the Company a true and correct copy of the Share Purchase Agreement and all exhibits thereto.

4.4 Non-Contravention. Subject to compliance with the requirements set forth in Section 4.6, the execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance and compliance of this Agreement by Parent, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, does not and will not: (a) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub; (b) conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets is bound or affected; or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any Person under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub (other than a Permitted Lien) pursuant to any material Contract to which Parent or Merger Sub is a party, except in each of the foregoing clauses (b) and (c) as would not reasonably be expected to have a Material Adverse Effect on Parent.

4.5 Parent Investigation. Parent acknowledges that it has conducted an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties, products, prospects, employees and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, Parent is relying and has relied only on the results of its own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in Article III and the certificates delivered by the Company pursuant to this Agreement. Parent acknowledges that, except as expressly provided in Article III and the certificates delivered by the Company pursuant to this Agreement, Parent is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied. The representations and warranties of the Company set forth in Article III and the certificates delivered to the Company pursuant to this Agreement, constitute the sole and exclusive representations and warranties to Parent in connection with the transactions contemplated by this Agreement, and Parent understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied are specifically disclaimed by the Company. Parent acknowledges and agrees that no current or former stockholder, director, officer, employee, Affiliate or advisor of the Company has made or is making, in such Person’s individual capacity, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied, other than any express representations made by such Person in the letter of transmittal.

4.6 Necessary Consents. No consent, approval, waiver, order or authorization of, or registration, declaration, filing or registration with, or notification to, any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement, the performance by Parent or Merger Sub of their respective obligations hereunder or the consummation of the Merger and other transactions contemplated hereby, except for the Necessary Consents.

ARTICLE V.

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business by the Company.

(a) Ordinary Course. Except as described in Section 5.1(a) of the Company Disclosure Schedule or as required by applicable Law, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, except as otherwise expressly contemplated, permitted, or required by this Agreement or to the extent that

Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, (ii) pay its debts and Taxes when due (taking into account permitted extensions), (iii) pay or perform other obligations when due, (iv) use its commercially reasonable efforts to keep available the services of its present officers and key employees and preserve its relationships with its customers, suppliers, distributors, licensors and others having business dealings with it, and (iii) use commercially reasonable efforts consistent with past practices to preserve intact its present business organization.

(b) Required Consent. In addition, without limiting the generality of Section 5.1(a), except as contemplated, permitted or required by the terms of this Agreement, and except as provided in Section 5.1(b) of the Company Disclosure Letter, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not directly or indirectly do any of the following:

(i) Cause, permit or propose any amendments to the Company Charter Documents, or any stockholder agreements, or form or organize any Subsidiary;

(ii) Adopt a plan of complete or partial liquidation or dissolution, or commence or agree to commence any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of the Company;

(iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of the Company or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(iv) Purchase, redeem or otherwise acquire any shares of its capital stock, except repurchases of unvested shares in connection with the termination of any Employee pursuant to stock option or purchase agreements in effect on the date hereof;

(v) Issue, grant, deliver, sell, authorize, pledge or otherwise encumber, propose, promise or make any commitment for the issuance, grant, delivery or sale of any shares of Company Capital Stock (other than as a result of the conversion of the convertible notes set forth on Section 5.1(b)(v) of the Company Disclosure Letter), or any securities convertible into shares of Company Capital Stock, or subscriptions, rights, warrants or options to acquire any shares of Company Capital Stock or any securities convertible into shares of Company Capital Stock, or enter into other agreements or commitments of any character obligating the Company to issue any such securities or rights, other than: issuances of Company Capital Stock upon the exercise of Company Options, provided that, in the case of exercises of Company Options, (1) the Company timely pays in cash all Taxes required to be withheld and paid by the Person exercising the Company Option in connection with such exercise, (2) the amount of such Taxes is contributed to the Company in cash by the Person exercising such Company Option, (3) for the purpose of determining the amount of such Taxes, the fair market value of the Company Common Stock received pursuant to such exercise shall be deemed to be equal to the maximum aggregate consideration payable with respect to such Company Common Stock pursuant to this Agreement, including for this purpose any consideration to be deposited with the Escrow Agent as part of the Escrow Amount or the Closing Adjustment Escrow Amount and (4) the Company promptly notifies Parent of such exercise or conversion;

(vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any material equity or voting interest in or a material portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any asset for an amount in excess of $250,000 individually or any assets for an amount in excess of $1,000,000 in the aggregate;

(vii) Sell, pledge, transfer, lease, license, mortgage, encumber (other than Permitted Liens) or otherwise dispose of, or authorize the sale, pledge, transfer, lease, license, mortgage, encumbrance or other disposal of, any properties or assets of the Company, except the sale, lease or disposition of property or assets in the ordinary course of business consistent with past practice which are not material to the Company Business;

(viii) Make any loans, advances or capital contributions to, or investments in, any other Person;

(ix) Make any material change in its methods or principles of financial or Tax accounting since the Balance Sheet Date;

(x) Make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender any right to claim a Tax refund, settle or compromise any claim, notice, audit report or assessment in respect of Taxes or consent to any extension or waiver of any limitation period with respect to any Tax claim or assessment;

(xi) Except as otherwise expressly permitted or contemplated by this Agreement or the Company Employee Plans in effect on the date hereof, (1) adopt or materially amend any Company Employee Plan or any other material policy or arrangement, or stock option plan, or enter into any employment contract or collective bargaining agreement, (2) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus, remuneration (cash, equity or otherwise) or other benefit or amount to any Employee, current or former director, or current or former consultant of the Company (including rights to severance or indemnification), (3) amend any Company Option, or (4) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(xii) Grant any license (including a sublicense) under any Company Intellectual Property;

(xiii) Enter into or renew any Contracts containing any non-competition or exclusivity restrictions on the Company or the Company Business;

(xiv) Except as provided in Section 5.1(b) of the Company Disclosure Letter and except as otherwise expressly permitted or contemplated by this Agreement or the Company Employee Plans in effect on the date hereof, (1) grant or pay any change in control, severance or termination compensation or benefits (cash, equity or otherwise) to any Employee, current or former director, or current or former consultant of the Company, or (2) adopt any new severance plan, or amend or modify or alter in any respect any change in control, severance or termination plan, agreement or arrangement existing on the date hereof;

(xv) Incur any material indebtedness for borrowed money or any other Indebtedness, or guarantee any such Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person;

(xvi) Make any capital expenditures;

(xvii) Fail to maintain in full force and effect the Company’s current insurance policies;

(xviii) (1) Terminate, cancel, modify or amend or take any actions that would cause the termination, cancellation, modification or amendment of any Company Material Contract (or contract that would be a Company Material Contract if in effect as of the date hereof), excluding any expiration or non-renewal of any such contract in accordance with its terms, (2) enter into any Company Material Contract (or contract that would be a Company Material Contract if in effect as of the date hereof), or (3) waive, release or assign any rights under any Company Material Contract (or contract that would be a Company Material Contract if in effect as of the date hereof);

(xix) (1) Enter into any waiver, release, assignment, compromise or settlement of any pending or threatened investigation or litigation, (2) enter into any waiver, release, assignment, compromise or settlement of any material rights or Indebtedness or (3) initiate any claim or litigation;

(xx) Transfer, or allow to be assumed by any other Person, any net operating losses associated with the Company, except as required by law;

(xxi) Amend, supplement or terminate any material Company Permit or any pending application for any material Company Permit;

(xxii) Enter into, amend or supplement any Contract with a Related Party; or

(xxiii) Agree, in writing or otherwise, to take any of the actions described in clauses “(i)” through “(xxii)” of this sentence.

ARTICLE VI.

ADDITIONAL AGREEMENTS

6.1 Acquisition Proposals.

(a) No Solicitation.

(i) The Company will not, and will not permit any of its directors, officers, employees, advisors, representatives or agents to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any capital stock of the Company other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish, or cause to be furnished, to any Person any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing, provided, however, that, at any time prior to the receipt of the approval of the Company’s Stockholders as required by Section 7.1, if the Company receives a bona fide written proposal or offer of an Acquisition Transaction (an “Acquisition Proposal”) that was unsolicited and that did not otherwise result from a breach of this Section 6.1, the Company may furnish non-public information with respect to the Company to the Person who made such Acquisition Proposal (a “Third Party”) and may participate in discussions regarding such Acquisition Proposal if (A) the Board of Directors of the Company determines in good faith, after receiving advice from its outside counsel, that failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law, (B) the Board of Directors of the Company determines, in good faith, after receiving advice from its financial advisor, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal (as defined below), and (C) prior to furnishing any such information, the Company notifies Parent of its intent to take such action and concurrently furnishes to Parent copies of any information being furnished to the Third Party that was not previously furnished to Parent; provided, further, that nothing herein shall prohibit the Company or its directors, officers, employees, advisors, representatives or agents from responding to the receipt of an unsolicited Acquisition Proposal to notify a Person that the Company cannot discuss such Acquisition Proposal prior to the Target Date because of the terms of this Section 6.1.

(ii) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent and Merger Sub) conducted heretofore with respect to any Acquisition Transaction

(iii) For the purposes of this Agreement, “Superior Proposal” means any Acquisition Proposal which the Board of Directors of the Company determines in its good faith judgment (after receiving advice from its financial advisor and taking into account all the terms and conditions of such proposal, including any conditions to consummation and the likelihood of such transaction being consummated) to be more favorable to the holders of Company Capital Stock from a financial point of view than the Merger.

(iv) The Company shall promptly notify Parent of each such Acquisition Proposal. The Company will keep Parent informed on a reasonably prompt basis of the status and details of any such Acquisition Proposal or other inquiry, offer, proposal or request.

(b) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.1 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties that Parent shall be entitled to seek an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.1 and to enforce specifically the terms and provisions hereof in any court of the United States or any state or any other jurisdiction having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by the Company or by any of its representatives shall be deemed to be a breach of this Agreement by the Company.

6.2 Stockholder Approval.

(a) The Company shall use commercially reasonable efforts to obtain the written consent of the Company Stockholders to this Agreement and the transactions contemplated hereby (including the Merger) within twenty-four (24) hours following the time of execution of this Agreement in compliance with applicable Legal Requirements, and shall deliver a copy of the written consent to Parent.

(b) Any materials to be submitted to the stockholders in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby shall be subject to review and reasonable approval by Parent and shall include information regarding the Company, the terms of the Merger, this Agreement and the recommendation of the Board of Directors of the Company to adopt and approve this Agreement, the Escrow Agreement and the other transactions, and approve the Merger, and a statement that the Board of Directors of the Company has unanimously determined that the terms of the Merger and this Agreement are fair to and in the best interests of the Company and the stockholders.

6.3 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed the Non-Disclosure Agreement, dated August 16, 2013 (the “Confidentiality Agreement”), which

Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Proprietary Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b) Access to Information. The Company will afford Parent and Parent’s accountants, counsel and other representatives reasonable access during normal business hours to its properties, books (including, but not limited to, laboratory notebooks), records and personnel during the period prior to the Effective Time to obtain all information concerning the Company Business, including the status of development efforts related to Company Products, properties, results of operations and personnel, in each case solely for purposes of this Agreement, as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to it requires it to restrict or prohibit access to any such properties or information by Parent or its Subsidiaries, or (ii) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company is bound or affected as of the date hereof, which confidentiality obligation, commitment or provision shall be disclosed to Parent, provided that disclosure of such obligation, commitment or provision would not itself be the breach of an obligation, commitment or provision to a third party. Any information obtained from the Company pursuant to the access contemplated by this Section 6.3(b) shall be subject to the Confidentiality Agreement.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

6.4 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and will agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Legal Requirements or any listing agreement with any applicable national or regional securities exchange or market. Notwithstanding the foregoing, (a) each of the Company and Parent may make internal announcements to its employees as reasonably necessary to communicate the relevant details of the Merger, and (b) Parent shall be entitled to respond to analysts’ questions in the ordinary course and in a manner consistent with any previous disclosure made in accordance with this Section 6.4.

6.5 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth herein, each of the parties hereto agrees to, and to cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the following: (i) the taking of all actions reasonably necessary to cause the conditions precedent to the other party’s obligations to close set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all Necessary Consents, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

6.6 Tax Matters.

(a) Tax Returns.

(i) The Company shall prepare and timely file, or cause to be prepared or timely filed, all Tax Returns of the Company that are required to be filed (taking into account any extension) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company, except as required by applicable law. At least ten (10) Business Days prior to filing any such Tax Return, the Company shall submit a copy of such Tax Return to Parent for Parent’s review and approval, which approval shall not be unreasonably withheld.

(ii) Parent shall prepare and timely file, or cause to be prepared and timely filed, on a basis consistent with past practice unless otherwise required by applicable law, all Tax Returns for the Company for any periods ending on or prior to the Closing Date that are filed after the Closing Date and all Tax Returns for the Company for any Straddle Periods. Parent shall deliver to the Stockholders’ Representative for the Stockholders’ Representative’s review and comment a copy of each such Tax Return at least fifteen (15) Business Days prior to the due date for the filing of such Tax Return (taking into account any extension). Parent shall make any reasonable changes requested by the Stockholders’ Representative at least five (5) Business Days prior to the due date for the filing of such Tax Return.

(iii) For purposes of this Agreement, in the case of Straddle Period, the portion of any Taxes allocable to the Pre-Closing Tax Period will be (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.

(b) Tax Contests. Parent and the Surviving Corporation, on the one hand, and the Stockholders’ Representative, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Any failure to so notify the other party of any Tax Contest shall not limit any of the indemnification obligations under Article VIII (except to the extent such failure materially prejudices the defense of such Tax Contest). Parent shall have the right to control the conduct of all Tax Contests, including any settlement or compromise thereof; provided, however, (i) that Parent shall keep the Stockholders’ Representative reasonably informed of the progress of any Tax Contest; (ii) the Stockholders’ Representative will have the right to participate in the defense of such Tax Contest at the sole expense of the Company Holders; and (iv) Parent shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on any indemnification obligations under Article VIII without the Stockholders’ Representative’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Each party shall bear its own costs for participating in such Tax Contest. In the event of any conflict or overlap between the provisions of this Section 6.6(a)(ii) and Section 8.6, the provisions of this Section 6.6(a)(ii) shall control.

(c) Cooperation on Tax Matters. Parent, the Surviving Corporation and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which may be reasonably relevant to any such Tax Return or Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Company Holders. The Stockholders’ Representative hereby agrees to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to such Transfer Taxes. The Stockholders’ Representative shall provide Parent with evidence satisfactory to Parent that such Transfer Taxes have been paid by the Stockholders’ Representative.

(e) Any Tax refunds received by Parent or any of its Affiliates (or credits for overpayments for Tax to which any of the foregoing are entitled) after the Closing and that relate to Taxes paid by the Company with respect to a Pre-Closing Tax Period (to the extent such Taxes were paid by the Company prior to the Closing or by the Company Holders pursuant to Article VIII after the Closing) shall be for the account of the Company Holders, other than refunds (or credits) that arise as a result of a carryback of a loss or other Tax benefit from a Tax period or portion thereof beginning after the Closing Date or such refunds (or credits) were included as an asset in determining the Initial Cash Merger Consideration Inputs set forth on the Closing Statement. Parent shall pay to the Company Holders any such refund (or the amount of any such credit), net of any expenses or Taxes incurred by Parent or any of its Affiliates and specifically and separately attributable to such refund (or credit), within fifteen (15) days after receipt of such refund (or fifteen (15) days after the due date of the Tax Return claiming such credit). Except in connection with the preparation of Tax Returns pursuant to Section 6.6(a) or to the extent reasonably and timely requested by the Stockholders’ Representative, Parent shall have no obligation to claim or obtain any refund or credit that will give rise to a payment to Company Holders pursuant to this Section 6.6(e). To the extent any such refund (or credit) is subsequently disallowed or required to be returned to the applicable Tax Authority, the Company Holders agree promptly to repay the amount of such refund (or credit), together with any interest, penalties or other additional amounts imposed by such Tax Authority, to Parent.

(f) Without the consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, none of Parent or any Affiliate thereof shall amend, refile or otherwise modify any Tax Return of the Company relating to a Pre-Closing Tax Period, or waive any limitations period with respect to such Tax Returns, if such amendment, refiling, modification or waiver would reasonably be expected to result in damages for which indemnification of Parent would be required hereunder, unless otherwise required by applicable law.

(g) Parent shall not make, or cause to be made, any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

6.7 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement, dated as of the Closing Date, in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3), together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing.

6.8 Third Party Consents. Prior to the Closing Date, (a) the Company shall obtain and provide to Parent all consents and waivers required in connection with the Merger from third parties pursuant to any Company Material Contract, and (b) the Company shall use commercially reasonable efforts to obtain and provide to Parent all consents and waivers required in connection with the Merger from third parties to all other Contracts to which the Company is a party. If the lessor or licensor under any Lease conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), the Company shall be solely responsible for making all such payments or providing all such additional security.

6.9 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the merger of Merger Sub with and into the Company pursuant to this Agreement.

6.10 Notification of Certain Matters. The Company shall give prompt written notice to Parent of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, if such third-party consent is not set forth on

Section 6.10 of the Company Disclosure Letter, (b) any notice or other communication from any third party whose consent is required in connection with the transactions contemplated by this Agreement indicating that such third party refuses to give such consent, (c) any Material Adverse Effect on the Company, or (d) the occurrence or existence of any event that results, or with notice or the passage of time or otherwise, is reasonably likely to result, in the failure of the conditions set forth in Article VII; provided, however, that the delivery of notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to Parent.

6.11 Section 280G of the Code.

(a) Parent and the Company acknowledge that the consideration payable pursuant to this Agreement and certain other amounts which may be received by any person in connection with the transactions contemplated by this Agreement may be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder (“Section 280G”)). The Company shall use its reasonable best efforts to obtain and deliver to Parent, prior to the solicitation of the requisite approval of the Company’s stockholders described in Section 6.11(b), a Section 280G Waiver from each person who is a “disqualified individual” (within the meaning of Section 280G), as determined immediately prior to the initiation of the solicitation of the requisite approval of the Company’s stockholders described in Section 6.11(b), and who might otherwise receive or have the right or entitlement to receive a parachute payment under Section 280G in connection with the transactions contemplated by this Agreement, unless the requisite approval of the Company’s stockholders of such parachute payments is obtained pursuant to Section 6.11(b).

(b) As soon as practicable following the delivery by the Company to Parent of the Section 280G Waiver, the Company shall submit to the Company’s stockholders for approval in accordance with Section 280G(b)(5)(B) of the Code any payments and/or benefits that are subject to a Section 280G Waiver, such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G, and prior to the Effective Time the Company shall deliver to Parent evidence reasonably satisfactory to Parent (i) that a vote of the Company’s stockholders was solicited in conformance with Section 280G, and the requisite approval of the Company’s stockholders was obtained with respect to any payments and/or benefits that were subject to such vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Section 280G Waiver, such “parachute payments” shall not be made or provided.

(c) The form of the Section 280G Waiver and any materials to be submitted to the Company’s stockholders in connection with the Section 280G Approval (the “Section 280G Soliciting Materials”) shall be subject to review and approval by Parent, which shall not be unreasonably withheld.

6.12 Indemnification of Officers and Directors of the Company.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to the Company Charter Documents and the Indemnification Agreements with each of the Founders which are set forth on Section 6.12(a) of the Company Disclosure Letter (the current and former officers and directors of the Company, and all other persons entitled to be indemnified pursuant to such provisions or agreements, being referred to collectively as the “D&O Indemnified Parties”). For a period of six (6) years following the Effective Time, Parent shall cause the Certificate of Incorporation of the Surviving Corporation to contain provisions with respect to exculpation from liability that are at least as favorable to the D&O Indemnified Parties as the provisions set forth in the Company’s Amended and Restated Certificate of Incorporation immediately prior to the execution and delivery of this Agreement, and for a period of six (6) years following the Effective Time Parent shall not permit any of such provisions to be amended, repealed or otherwise modified after the Effective Time in any manner that could adversely affect the rights thereunder of any Indemnified Party. For the avoidance of doubt, the provisions with respect to exculpation from liability contained as of the date hereof in Parent’s Restated Certificate of Incorporation and the Merger Sub’s Certificate of Incorporation are as least as favorable as those contained in the Company’s Amended and Restated Certificate of Incorporation.

(b) Without limiting the effect of Section 6.12(a), during the period commencing on the Closing Date and ending on the sixth anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each D&O Indemnified Party (in each case, to the extent such D&O Indemnified Party is entitled to indemnification by the Company as of the date of this Agreement pursuant to the Company’s Amended and Restated Certificate of Incorporation, by-laws or an indemnification agreement) against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, demands, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to any action or omission or alleged action or omission by such D&O Indemnified Party in his or her capacity as a director, officer or employee of the Company (regardless of whether such action or omission, or alleged action or omission, occurred prior to, on or after the date of this Agreement).

(c) If Parent or the Surviving Corporation or any of the successors or assigns of Parent or the Surviving Corporation: (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its assets to any other Person, then proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) shall assume all of the obligations set forth in this Section 6.12.

(d) This Section 6.12: (i) shall survive the consummation of the Merger and the Effective Time; (ii) is intended for the benefit of, and will be enforceable by, each D&O Indemnified Party and his or her heirs and representatives; (iii) shall be binding on all successors and assigns of Parent and the Surviving Corporation; and (iv) provides rights that are in addition to, and not in substitution for, any other rights to indemnification or contribution or similar rights that any D&O Indemnified Party, or any heir or representative of any Indemnified Party, may have by contract or otherwise.

6.13 Preparation of Financial Statements. Effective as of the Closing Date, at Parent’s expense, each of the Company Holders agrees to use commercially reasonable efforts and cooperate, and cause the Company’s accountants to use commercially reasonable efforts and cooperate, in providing (a) historical financial information to Parent or the Surviving Corporation, as applicable, in a manner to allow Parent to satisfy its filing obligations with the SEC, (b) any related supporting schedules in the format reasonably required by Parent for use by its Subsidiaries at such time (and as may be updated by Parent in its reasonable discretion from time to time), and (c) any other information reasonably requested by Parent in order to comply with the requirements of Rule 3-05 of Regulation S-X of the Securities Act or the preparation of audited and pro forma Company financial statements by Parent. Each Company Holder shall use commercially reasonable efforts to make itself available to Parent and its accountants and financial advisors, and shall promptly respond to reasonable requests made by Parent and its accountants and financial advisors, relating to the preparation of the financial statements and schedules set forth in this Section 6.13.

ARTICLE VII.

CONDITIONS TO THE MERGER

7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the Company’s Stockholders in accordance with applicable Legal Requirements and the Company Charter Documents.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prohibits, restrains, enjoins or makes illegal the consummation of the Merger, and there shall not be any threatened, instituted or pending action by a Governmental Entity seeking to prohibit, restrain or enjoin the consummation of the Merger or other transactions under this Agreement.

7.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub, other than the Fundamental Representations, contained in this Agreement shall be true and correct in all material respects as of the date made and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), it being understood that, for purposes of determining the accuracy of such representations, all representations and warranties of Parent and Merger Sub contained in this Agreement that are already qualified by “material,” “materiality” or “Material Adverse Effect” shall be true and correct in all respects and (ii) each of the Fundamental Representations of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date). The Company shall have received a certificate, dated as of the Closing Date, with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized signatory of Parent and a certificate, dated as of the Closing Date, with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized signatory of Merger Sub. For the avoidance of doubt, the accuracy of the representations and warranties contained in the Share Purchase Agreement Representations and Warranties Exhibit attached hereto as Exhibit J shall not be a condition to the obligation of the Company to consummate and effect the Merger.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized signatory of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized signatory of Merger Sub.

(c) Transaction Documents. Parent and Merger Sub and the Escrow Agent (in the case of the Escrow Agreement), as applicable, shall have executed and delivered the Transaction Documents to which it is a party to the Company and such other certificates, documents, and instruments as the Company may reasonably request related to the Transactions.

7.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company contained in this Agreement, other than the Fundamental Representations, shall be true and correct in all material respects as of the date made and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date) (it being understood that, for purposes of determining the accuracy of such representations, all representations and warranties of the Company contained in this Agreement that are already qualified by “material,” “materiality” or “Material Adverse Effect” shall be true and correct in all respects), and (ii) each of the Fundamental Representations of the Company contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date).

Parent and Merger Sub shall have received a certificate, dated as of the Closing Date, with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate, dated as of the Closing Date, with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company.

(c) Material Adverse Effect on the Company. No Material Adverse Effect on the Company shall have occurred since the date of this Agreement, and there shall not have occurred any change, event, development, state of facts, effect or occurrence that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

(d) Section 280G. With respect to any payments and/or benefits that may constitute “parachute payments” under Section 280G of the Code with respect to any person in connection with the transactions contemplated by this Agreement, (i) the Company shall have received and delivered to Parent a Section 280G Waiver from each person receiving, or that is eligible to receive, a payment that may constitute a “parachute payment” under Section 280G prior to soliciting the Section 280G Approval and (ii) the Company Stockholders shall have (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G, any such “parachute payments” subject to a Section 280G Waiver or (B) shall have voted upon and disapproved such parachute payments subject to a Section 280G Waiver, and, as a consequence, such “parachute payments” subject to a Section 280G Waiver shall not be paid or provided for in any manner and Parent and its Subsidiaries shall not have any liabilities with respect to such “parachute payments.”

(e) Resignations. The Company shall have delivered to Parent resignations of the directors and officers of the Company, in form and substance satisfactory to Parent, each effective as of the Effective Time, but such resignations shall not constitute terminations of employment of any directors and/or officers who are also employees of the Company.

(f) Transaction Documents. The Company, the Stockholders’ Representative, and the Escrow Agent (in the case of the Escrow Agreement), as applicable, shall have executed and delivered the Transaction Documents to which it is a party to Parent and Merger Sub, as applicable, and such other certificates, documents, and instruments as Parent may reasonably request related to the Transactions.

(g) Required Consents. Parent shall have received written evidence reasonably satisfactory to it that all consents, waivers and licenses set forth on Section 7.3(g) of the Company Disclosure Letter shall have been received.

(h) Intellectual Property Assignment Agreements. Each of Geneviève Hansen, Juan Estruch and Hans Peter Bissinger shall have executed and delivered to Parent an Intellectual Property Assignment Agreement in the form attached as Exhibit K hereto.

(i) Liens. Parent shall have received a UCC-3 termination statement or similar document in form and substance reasonably acceptable to Parent evidencing the termination of, or the Company’s right to terminate, the all assets Lien in favor of Innovis Investments, L.P.

(j) Secretary’s Certificate. Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company (i) certifying that attached thereto are correct and complete copies of the Certificate of Incorporation and Bylaws of the Company (each as amended through the Closing Date) in effect immediately prior to the Effective Time, (ii) certifying that attached thereto is a recent good standing certificate of the Company, duly certified by the Secretary of State of the State of Delaware, (iii) certifying that attached thereto are true and correct copies of resolutions duly adopted by the Board of Directors of the Company and the written consents or resolutions, as applicable, of the stockholders of the Company authorizing and approving the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, and (iv) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, certificates, instruments or agreements related hereto or thereto executed or to be executed by the Company.

(k) Employment and Consulting Agreements. Geneviève Hansen, Ph.D., shall have entered into and delivered to Parent the employment agreement in the form attached hereto as Exhibit G and Juan J. Estruch, Ph.D., shall have entered into and delivered to Parent the consulting agreement in the form attached hereto as Exhibit H (the “Employment and Consulting Agreements”).

(l) Non-Competition Agreements. Geneviève Hansen, Ph.D. and Juan J. Estruch, Ph.D. shall have executed and delivered to Parent the non-competition agreements, in the form attached hereto as Exhibit I (the “Non-Competition Agreements”).

(m) Assignment of Spousal Rights to Intellectual Property. Juan J. Estruch shall have delivered to the Company a community property interest assignment, in the form attached hereto as Exhibit M (the “Assignment of Spousal Rights”).

ARTICLE VIII.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;

INDEMNIFICATION; ESCROW

8.1 Survival of Representations and Warranties. All representations and warranties of the Company contained in this Agreement and any certificate delivered by the Company pursuant to this Agreement and all representations and warranties of Parent and Merger Sub contained in this Agreement, the Share Purchase Agreement Representations and Warranties Exhibit attached hereto as Exhibit J, and any certificate delivered by Parent or Merger Sub pursuant to this Agreement shall survive the consummation of the Merger and continue until the Escrow Termination Date, after which time such representations and warranties shall terminate; provided, however, that the Fundamental Representations shall survive indefinitely; provided, further, that if at any time prior to the termination of any specific representation or warranty, an Indemnified Party has duly delivered to the Indemnifying Party a valid Indemnification Demand or Claim Notice (with such Indemnification Demand or Claim Notice satisfying the requirements set forth in Sections 8.6(a) or 8.7(a), as applicable) relating to such representation or warranty, then the representation or warranty underlying the claim asserted in such Indemnification Demand or Claim Notice shall survive solely with respect to the claim (and only to the extent reasonably within the scope of the claim) in such notice until such time as such claim is resolved. The Company and Parent expressly agree pursuant to this Section 8.1 to shorten the statutes of limitation applicable to all claims and causes of action based directly or indirectly upon inaccuracies in or breaches of the representations and warranties made by the Company, Parent and Merger Sub in this Agreement. The respective covenants, agreements and obligations of the parties contained in this Agreement (other than covenants, agreements and obligations to be performed after the Closing) shall expire at the Effective Time, and each covenant, agreement and obligation contained in this Agreement to be performed after the Closing shall survive (A) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (B) if not fully performed or fulfilled, until the later of the end of the applicable statute of limitations and any extensions thereof.

8.2 Escrow and Representative Reimbursement Amount Deposit.

(a) A portion of the Merger Consideration equal to the Escrow Amount and the Closing Adjustment Escrow Amount shall constitute escrowed merger consideration (collectively with any earnings or dividends or other distributions thereon, if any, the “Escrowed Merger Consideration”). The Escrowed Merger Consideration shall be withheld from the Merger Consideration otherwise deliverable to the Company Holders on the Closing Date to serve as security for the benefit of Parent (on behalf of itself or any other Parent Indemnified Party) against (x) the indemnification afforded the Parent Indemnified Parties by Article VIII of this Agreement and (y) any reduction made pursuant to Section 2.14(e). On the Closing Date, or the first Business Day after the Closing Date in the event that the Closing Date is not a Business Day, the Escrowed Merger Consideration shall be deposited by Parent with the Escrow Agent in an escrow account (the “Escrow Account”) established in accordance with the Escrow Agreement. The Escrow Agreement shall provide that Parent is, for federal income tax purposes, the owner of the Escrowed Merger Consideration and is taxable on any earnings thereon. If any payment is required to be made to Parent pursuant to this Section 8.2, Parent and the Stockholders’ Representative shall promptly provide written instructions to the Escrow Agent, pursuant to the terms of the Escrow Agreement, to deliver to Parent out of the Escrow Account an amount of cash that is equal in value to such required payment. For purposes of determining the reduction in the amount of Merger Consideration payable to each Company Holder pursuant to Sections 2.7(a) and 2.7(b), as applicable, Parent will be deemed to have contributed, on behalf of each Company Holder, his, her or its Pro Rata Portion of the Escrow Amount and the Closing Adjustment Escrow Amount to the Escrow Account to be governed under the terms set forth in this Agreement and in the Escrow Agreement.

(b) No later than the second (2nd) Business Day following the Escrow Termination Date, Parent and the Stockholders’ Representative shall provide written instructions to the Escrow Agent, pursuant to the terms of the Escrow Agreement, to deliver to the Company Holders as of the Closing, no later than the fifth (5th) Business Day following the Escrow Termination Date, any Escrowed Merger Consideration remaining in the Escrow Account as follows: the aggregate amount of Escrowed Merger Consideration that consists of cash, including all earnings on Escrowed Merger Consideration that consists of cash held in escrow, to the Company Holders pursuant to their Pro Rata Portion; provided that, if on the Escrow Termination Date any claim for indemnification by any Parent Indemnified Party under Section 8.3(a) is outstanding, then such amount of cash that is equal in value to the amount that may be reasonably necessary to satisfy such claim (or, if such amount is greater than the amount remaining in the Escrow Account, then the amount of cash remaining in the Escrow Account) shall not be distributed pursuant to this Section 8.2 for so long as such claim is outstanding and, following resolution of such claim, any amount remaining in the Escrow Account that was held back shall be distributed in accordance with the above.

(c) A portion of the Merger Consideration equal to the Representative Reimbursement Amount shall be withheld from the Merger Consideration otherwise deliverable to the Company Holders on the Closing Date to fund, if necessary, (i) the amounts described in Section 2.14(d)(ii) and this Section 8.2(c) as being paid from the Representative Reimbursement Amount, (ii) the expenses incurred by the Stockholders’ Representative acting in such capacity, and (iii) any other expense described in this Agreement as being paid from the Representative Reimbursement Amount. The Representative Reimbursement Amount shall consist entirely of cash. On the Closing Date, or the first Business Day after the Closing Date in the event that the Closing Date is not a Business Day, the Representative Reimbursement Amount shall be deposited by Parent with the Stockholders’ Representative. On the Escrow Termination Date (and on every anniversary of such date thereafter), the Stockholders’ Representative shall consult with the Advisory Group and determine in good faith what, if any, amount of remaining Representative Reimbursement Amount should be distributed to the Company Holders; provided that all of the remaining Representative Reimbursement Amount (less any amounts required to pay outstanding and anticipated expenses) shall be distributed to the Company Holders no later than the fifth (5th) Business Day following the distribution of all remaining funds in the Escrow Account to the Company Holders. The Stockholders’ Representative shall deliver to the Company Holders the aggregate Pro Rata Portion of such distribution. The parties hereto understand and agree that the contingent rights to receive any funds from the Representative Reimbursement Amount are not transferable, except pursuant to a reorganization, liquidation, or other similar transfer of the assets of the relevant party to its equityholders or a successor entity or by operation of laws relating to descent and distribution, divorce, and community property, and, in the event of any such transfer, the Stockholders’ Representative shall be notified as promptly as reasonably practicable. Upon the request of a Company Holder, the Stockholders’ Representative shall provide such Company Holder with such information regarding the Representative Reimbursement Amount, and any transaction activity relating thereto, as such Company Holder may reasonably request and at such Company Holders’ sole cost and expense.

8.3 Indemnification; Escrow Fund; Right of Setoff.

(a) From and after the Closing Date (but subject to Section 8.1 and the limitations set forth in Section 8.4(b)), each Parent Indemnified Party shall be entitled to be indemnified, defended and held harmless from and against any Losses which are suffered or incurred by any Parent Indemnified Party or to which any Parent Indemnified Party may otherwise become subject and which arise from or as a result of:

(i) any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement or any certificate delivered by the Company pursuant to this Agreement, including the Allocation Certificate;

(ii) any failure by the Company to perform or comply with any agreement, obligation or covenant of the Company contained in this Agreement (but only to the extent that any such agreement, obligation or covenant is to be performed by the Company prior to the Closing); and

(iii) any Indemnified Taxes.

(b) In the event any Parent Indemnified Party shall suffer any Losses for which such Parent Indemnified Party is entitled to indemnification under this Article VIII, subject to Section 8.4(b), such Parent Indemnified Party shall be entitled to recover such Losses by (i) obtaining the amount from the Escrow Account equal in value to the aggregate amount of such Losses, and/or (ii) with respect to Losses which arise from or as a result of any inaccuracy in or breach of a Fundamental Representation of the Company or arising out of or resulting from Sections 8.3(a)(ii)-(a)(iii), the Contingent Merger Consideration remaining to be paid, if any, in accordance with Section 2.11 and/or any amounts otherwise payable on account of the Promissory Note Interests (the “Right of Setoff”). Subject to the limitations set forth in this Article VIII, if, at the time the Contingent Merger Consideration or the Promissory Note Interests are due and payable, there shall be any outstanding claim pursuant to Section 8.3(a) and (i) such claim shall be subject to the Right of Setoff, (ii) with respect to such claim, the amount of Losses shall not have been finally determined, and (iii) Parent has elected to exercise the Right of Setoff with respect to the Contingent Merger Consideration and/or Promissory Note Interest, then the amounts otherwise payable pursuant to the Contingent Merger Consideration and/or Promissory Note Interest shall be reduced by the amount of Losses the Parent Indemnified Party reasonably and in good faith estimates to be subject to such indemnification claim and that is set forth in the Indemnification Demand or Claim Notice. If the final amount of Losses for such indemnification claim is less than the amount by which the Contingent Merger Consideration and/or Promissory Note Interest was reduced for such claim, then such difference shall be paid in accordance with Section 2.11 or Section 2.9(a), as applicable.

(c) From and after the Closing Date (but subject to Section 8.1 and the limitations set forth in Section 8.4(b)), each Company Indemnified Party shall be entitled to be indemnified, defended and held harmless by Parent from and against any Losses which are suffered or incurred by any Company Indemnified Party or to which any Company Indemnified Party may otherwise become subject and which arise from or as a result of:

(i) any inaccuracy in or breach of any representation or warranty of Parent or Merger Sub contained in this Agreement, or any certificate delivered by Parent or Merger Sub pursuant to this Agreement (for the avoidance of doubt, but not for any inaccuracy in or breach of representations and warranties of Parent and Merger Sub contained in the Share Purchase Agreement Representations and Warranties Exhibit attached hereto as Exhibit J); and

(ii) any failure by Parent, Merger Sub or the Surviving Corporation to perform or comply with any agreement, obligation or covenant of Parent, Merger Sub or the Surviving Corporation contained in this Agreement.

8.4 Limitation on Remedies.

(a) Notwithstanding anything to the contrary contained herein, (i) the Company Holders shall not be liable for any Losses pursuant to Section 8.3(a) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Company Holders exceeds $175,000 in the aggregate (the “Deductible Amount”), in which event the Company Holders shall, subject to the other limitations contained herein, be liable only for the portion of such Losses in excess of the Deductible Amount, (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered from the Company Holders shall be the amount, if any, of cash remaining in the Escrow Account on or prior to the Escrow Termination Date (the “Cap”), it being understood that the Company Holders shall not be liable for Losses in the aggregate in excess of the Cap, and (iii) Parent shall not be liable for any Losses pursuant to Section 8.3(c) unless and until the aggregate amount of indemnifiable Losses which may be recovered from Parent exceeds the Deductible Amount, in which event Parent shall, subject to the other limitations contained herein, be liable only for the portion of such Losses in excess of the Deductible Amount, it being understood that Parent shall not be liable for Losses in the aggregate in excess of the Cap; provided however, that, solely with respect to breaches of Section 2.11(c), the Cap shall be an amount equal to $5,000,000, less the aggregate amount (if any) previously paid to the Stockholders’ Representative on behalf of the Company Holders pursuant to Section 2.11. The Deductible Amount and the Cap shall not apply to any inaccuracy in or breach of any

Fundamental Representations or fraud and the Deductible Amount shall not apply to any failure to perform or comply with any agreement, obligation or covenant contained in this Agreement.

(b) Notwithstanding anything to the contrary contained herein: (i) any Losses recoverable hereunder shall be net of (A) any insurance proceeds actually realized by any Indemnified Party that are directly attributable to such Losses (provided that the Indemnified Party shall not be required to litigate any dispute, or otherwise bring any claim, lawsuit or other proceeding to obtain such insurance proceeds), (B) any prior or subsequent contribution or other payments or recoveries of a like nature by the Indemnified Party from any Third-Party (other than the Indemnifying Party) with respect to such Losses; and (C) any federal, state or local Tax savings attributable to such Losses that are recognized by the Indemnified Party in the year the Loss arises; and (ii) no Losses (other than Losses from Third-Party Claims that are actually paid to third parties) shall be recoverable that constitute punitive or consequential damages, or any diminution in value and shall not be calculated by using or taking into account any multiple of earnings, book value, cash flow or other measure. Each Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate all Losses after it becomes aware of any event that could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

(c) An Indemnified Party shall not be entitled under this Agreement to multiple recoveries for the same Loss.

(d) No Parent Indemnified Party shall be entitled to indemnification under this Article VIII with respect to any Losses to the extent that such Losses have been incorporated into the final determination of the Closing Statement pursuant to Section 2.14(e) and Parent has been paid the True-Up Payment, if any, with respect to the full amount of such Losses to which it is entitled pursuant to such Section.

(e) After any indemnification payment is made to any Indemnified Party pursuant to this ARTICLE X, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

(f) The right to indemnification pursuant to this Article VIII shall be the sole and exclusive remedies of the Indemnified Parties for any Losses incurred by any Indemnified Party (other than claims for injunctive relief and/or specific performance of covenants that require performance after the Closing); provided that a party’s liability for fraud shall not be limited under this Article VIII. Notwithstanding the foregoing, the parties hereby acknowledge and agree that once Escrowed Merger Consideration in the Escrow Account has been exhausted or fully paid to the Company Holders, the only liability of the Company Holders for Losses hereunder that shall survive shall be with respect to breaches of any of the Fundamental Representations or indemnification obligations arising out of or resulting from Sections 8.3(a)(ii)-8.3(a)(iii), which liability shall (i) be several and not joint among the Company Holders and shall be allocated in proportion to each Company Holder’s respective Pro Rata Portion and (ii) in no event exceed the amount of Merger Consideration received by such Company Holder. The Indemnified Parties may not avoid such limitation on liability by seeking damages for breach of contract, tort or pursuant to any other theory of liability; provided, however, that, subject to the limitations set forth in Section 8.1, the Company Indemnified Parties may seek recovery for misrepresentation or breach of warranty with respect to the representations and warranties set forth in the Share Purchase Agreement Representation and Warranties Exhibit attached hereto as Exhibit J, subject to the limitations set forth in Section 8.4 as if such representations and warranties were non-Fundamental Representations of Parent and Merger Sub contained herein.

(g) No current or former stockholder or optionholder of the Company shall have any personal or individual liability of any nature to any Parent Indemnified Party with respect to any inaccuracy in or breach of any representation or warranty set forth in, or any other breach of, this Agreement, except as specifically provided herein.

8.5 Stockholders’ Representative.

(a) By virtue of the approval and adoption of this Agreement by the requisite consent of the Company Stockholders, each of the Company Holders shall be deemed to have agreed to appoint Jeffrey Miles as its agents and attorneys-in-fact (the “Stockholders’ Representative”) for and on behalf of the Company Holders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Account in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any other claim by any Indemnified Party against any Company Holder or by any such Company Holder against any Indemnified Party or any dispute between any Indemnified Party and any such Company Holder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement or the Escrow Agreement. Such agency may be changed by the Company Holders with the right to at least eighty-five percent (85%) of the Pro Rata Portions of the Escrow Fund from time to time. Notwithstanding the foregoing, the Stockholders’ Representative may resign at any time by providing written notice of intent to resign to the Company Holders, which resignation shall be effective upon the earlier of (A) thirty (30) calendar days following delivery of such written notice or (B) the appointment of a successor by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall not receive any compensation for their services.

(b) The Stockholders’ Representative shall not be liable to any Company Holder for any act done or omitted hereunder as Stockholders’ Representative while acting in good faith, even if such act or omission constitutes negligence on the part of such Stockholders’ Representative. The Stockholders’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Stockholders’ Representative may engage attorneys, accountants and other professionals and experts. The Stockholders’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Stockholders’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith. The Company Holders shall indemnify the Stockholders’ Representative and hold the Stockholders’ Representative harmless against any loss, liability or expense incurred on the part of the Stockholders’ Representative (so long as the Stockholders’ Representative were acting in good faith in connection therewith) and arising out of or in connection with the acceptance or administration of the Stockholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders’ Representative (“Stockholders’ Representative Expenses”). The Stockholders’ Representative shall have the right to retain Stockholders’ Representative’s Expenses from the Representative Reimbursement Amount prior to any distribution to the Company Holders, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Stockholders’ Representative’s Expenses actually incurred. A decision, act, consent or instruction of the Stockholders’ Representative, including an amendment, extension or waiver of this Agreement pursuant to Sections 9.4 or 9.5 hereof, shall constitute a decision of the Company Holders and shall be final, binding and conclusive upon the Company Holders.

(c) Certain Company Holders (the “Advisory Group”) have concurrently herewith entered into a letter agreement with the Stockholders’ Representative regarding direction to be provided by the Advisory Group to the Stockholders’ Representative. The Advisory Group shall incur no liability to any Company Holder while acting in good faith and arising out of or in connection with the acceptance or administration of their duties (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith).

8.6 Third-Party Claims.

(a) In the event that an Indemnified Party becomes aware of a third-party claim (a “Third-Party Claim”) that the Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this Article VIII, the Indemnified Party shall promptly notify the Indemnifying Party of such claim stating in reasonable detail the nature and basis of such Third-Party Claim and the dollar amount of such Third-Party Claim, to the extent known (a “Claim Notice”); provided, however, that no delay or failure on the part of an Indemnified Party in delivering any Claim Notice shall relieve the Indemnifying from any liability hereunder except and to the extent the Indemnifying Party have been actually prejudiced by such delay or failure.

(b) The Indemnifying Party may, at its election, undertake and conduct the defense of such Third-Party Claim upon written notice of such election to the Indemnified Party within thirty (30) days after delivery of the Claim Notice; provided that, the Indemnifying Party shall use all reasonable efforts to defend such claim and shall consult with the Indemnified Party regarding the strategy for defense of such claim, including with respect to the Indemnifying Party’s choice of legal counsel; and provided further that, if the Third-Party Claim consists of an action brought against or with respect to the Indemnified Party asserting Losses as a result of facts or allegations which, if true, would reasonably be expected to result in a breach of any representation or warranty contained in Section 3.10, the Indemnified Party shall be entitled, by giving written notice to the Indemnifying Party, to elect to jointly assume and control the defense of such Third-Party Claim with the Indemnifying Party, with each of the Indemnified Party and Indemnifying Party bearing one-half of the expense of such defense and through counsel jointly selected by the Indemnified Party and the Indemnifying Party. If the Indemnifying Party elects to undertake any such defense (other than a joint defense as described above), the Indemnified Party shall be entitled to participate in, but not to determine or conduct, the defense of such Third-Party Claim, unless such participation would affect any privilege of the Indemnifying Party in respect of such Third-Party Claim. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials, and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto (or in the possession or control of any of its Affiliates or its or their representatives) as is reasonably requested by the Indemnifying Party or its counsel. If the Indemnifying Party elects to direct the defense of any Third-Party Claim pursuant to this Section 8.6, the Indemnified Party shall not pay or approve the payment of any part of such Third-Party Claim unless the Indemnifying Party consents in writing to such payment (such consent not to be unreasonably withheld, conditioned or delayed) or unless the Indemnifying Party withdraws from or is replaced with respect to the defense of such Third-Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third-Party Claim. If the Indemnifying Party has elected to direct and is directing the defense of any Third-Party Claim pursuant to this Section 8.6, the Indemnified Party shall not forgo any appeal or admit any liability with respect to, or settle, compromise, or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall have the right to settle any Third-Party Claim for which it is conducting the defense and for which it obtains a complete and unconditional release of the Indemnified Party in respect of such Third-Party Claim (and which compromise, settlement agreement or consent decree does not impose injunctive or other equitable relief against the Indemnified Party or a finding or admission of any violation of applicable Law or violation of the rights of any Person by the Indemnified Party) or to which settlement the Indemnified Party consents in writing, such consent not to be unreasonably withheld, conditioned, or delayed.

(c) Notwithstanding the foregoing, in the event that (i) the control of the defense by the Indemnifying Party would be inappropriate due to a conflict of interest or because the Indemnified Party has been advised by counsel that in such counsel’s opinion it has claims or defenses that are unavailable to the Indemnifying Party, (ii) such Third-Party Claim (or the facts or allegations related to such Third-Party Claim) involves criminal allegations or seeks equitable or injunctive relief, or (iii) the Indemnifying Party fails at any time to conduct the defense of such proceeding, claim or demand in a reasonably active and diligent manner, then the Indemnified Party shall have the right to assume the control of such defense. Until the Indemnifying Party assumes the defense of any such Third-Party Claim, the Indemnified Party may defend against such Third-Party Claim in any manner the Indemnified Party reasonably deems appropriate at the cost and expense of the Indemnifying Party if the Indemnifying Party is liable for indemnification hereunder.

(d) The party controlling the defense of a Third-Party Claim (the “Controlling Party”) shall (i) keep the other party (the “Non-controlling Party”) advised of the status of such claim and the defense thereof (including all material developments and events relating thereto) and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto and (ii) make available to the Non-controlling Party any documents or materials in its possession or control that may be necessary to understand the defense of such claim (subject to protection of the attorney-client privilege). If requested by the Controlling Party, the Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaints or other pleadings which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

8.7 Notice of Indemnity Claims Other than Third-Party Claims.

(a) In order to seek indemnification under this Article VIII other than with respect to a Third-Party Claim, the applicable Indemnified Party shall deliver a written demand (an “Indemnification Demand”) to the Indemnifying Party. The Indemnification Demand shall contain (i) a reasonably detailed description of the facts and circumstances giving rise to the alleged inaccuracy in such representation and warranty or breach of such covenant or other specific circumstance entitling such Indemnified Party to such indemnification; (ii) a description and the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (iii) a statement that the Indemnified Party is entitled to indemnification under Section 8.3 for such Losses and the specific representation and warranty alleged to have been inaccurate or specific covenant alleged to have been breached or other specific circumstance entitling such Parent Indemnified Party to such indemnification and (iv) a demand for payment in the amount of such Losses.

(b) The Indemnifying Party may object to any liability claim set forth in an Indemnification Demand by delivering written notice to the Indemnified Party of the Indemnifying Party’s objection (an “Indemnification Dispute Notice”). Such Indemnification Dispute Notice will describe the grounds (to the extent known) for such objection in reasonable detail. If the Indemnifying Party fails to deliver an Indemnification Dispute Notice to the Indemnified Party within ten (10) days following receipt of an Indemnification Demand from an Indemnified Party that it disputes the indemnity claimed therein, the indemnity claim set forth in the Indemnification Demand shall be conclusively deemed a liability to be indemnified under this Article VIII, and such Indemnified Party shall, subject to the limitations contained in this Article VIII, be indemnified for the amount of the Losses stated in such Indemnification Demand on demand. If an Indemnification Dispute Notice is delivered, the parties shall thereafter comply with the following dispute resolution provisions:

(i) The Indemnifying Party and the Indemnified Party shall attempt to resolve such dispute promptly by negotiation in good faith. Each such party shall give the other party involved written notice of any dispute not so resolved within ten (10) days following delivery of an Indemnification Dispute Notice. Within five (5) days following delivery of such notice, the party receiving notice shall submit to the other a written response thereto. The notice and response shall include the name and title of the Person who will represent the Indemnified Party and any other Person who will accompany that Person, in the case of the Indemnified Party, or the name of name and title of the Person who will represent the Indemnifying Party and any other Person who will accompany that Person, in the case of the Indemnifying Party.

(ii) Within ten (10) days following delivery of the notice pursuant to Section 8.7(b)(i), the designated officer or other designated agent of the Indemnified Party and the Indemnifying Party shall meet at a mutually agreed time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations conducted pursuant to this Section 8.7(b) (and any of the parties’ submissions in contemplation thereof) shall be kept confidential by the parties.

(c) In the event the Indemnifying Party and the Indemnified Party are unable to resolve any dispute identified in an Indemnification Dispute Notice in accordance with provisions (i) and (ii) of this Section 8.7(b) within thirty (30) days after delivery of any Indemnification Dispute Notice, either the Indemnified Party or the Indemnifying Party may seek to resolve the matter through litigation brought in accordance with Section 10.8.

8.8 No Circular Recovery. After the Closing, the Company Holders shall not have any right of contribution, right of indemnity or other right or remedy against Parent or the Surviving Corporation, or any of their directors, officers or employees, for any breach of any representation, warranty, covenant or agreement of the Company.

8.9 Determination of Indemnifiable Losses. For the purpose of calculating the amount of the Losses resulting from a breach or inaccuracy of a representation or warranty (but not for the purpose of determining the existence of such breach or inaccuracy), any “material,” “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained in such representation or warranty giving rise to the claim of indemnity hereunder shall in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation or warranty).

8.10 Tax Consequences of Indemnification Payments. Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VIII will be treated as adjustments to the purchase price for all federal, state, local and foreign Tax purposes, and the parties shall file their respective Tax Returns accordingly and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by duly authorized action by the terminating party, whether before or after the requisite approvals of the Company Stockholders:

(a) by Parent, if the stockholder approval required by Section 7.1(a) is not obtained by the Company within twenty-four (24) hours following the time of execution and delivery of this Agreement by the parties hereto;

(b) by duly authorized mutual written consent of the Boards of Directors of Parent and the Company;

(c) by the Company if the Merger shall not have been consummated by October 22, 2013 (the “Target Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to the Company in the event that its action or failure to act (including the failure to act in compliance with Section 6.5) has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

(d) by either the Company or Parent if the Merger shall not have been consummated by December 31, 2013 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any party whose action or failure to act (including the failure to act in compliance with Section 6.5) has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(e) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of (i) permanently restraining, enjoining or otherwise prohibiting the Merger, or (ii) prohibiting Parent’s or the Company’s ownership or operation of any portion of the business of the Company, which order, decree, ruling or other action is final and nonappealable;

(f) by the Company, upon a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that the Company may not terminate this Agreement under this Section 9.1(f) prior to the later of the End Date and thirty (30) days following the receipt of written notice by Parent from the Company of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(f) if the Company is in material breach of this Agreement or if such breach by Parent is cured so that such conditions would then be satisfied); or

(g) by Parent, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that Parent may not terminate this Agreement under this Section 9.1(g) prior to the later of the End Date and thirty (30) days following the receipt of written notice by the Company from Parent of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(g) if Parent is in material breach of this Agreement or if such breach by the Company is cured so that such conditions would then be satisfied); or

(h) by Parent if the Merger shall not have been consummated by the Target Date; provided, however, that the right to terminate this Agreement under this Section 9.1(h) shall not be available to Parent in the event that its action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date.

9.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto (taking into consideration any cure periods provided in Section 9.1). In the event of the termination of this

Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 6.3(a), this Section 9.2, Section 9.3 and Article X, each of which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party to this Agreement from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.3 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors (“Transaction Expenses”), shall be paid by the party incurring such expenses whether or not the Merger is consummated. With respect to the Company, Transaction Expenses unpaid as of the Effective Time that shall be deducted in the calculation of the Initial Cash Merger Consideration shall also include (i) $100,000 as the anticipated cost of obtaining an audit of the Company’s financial statements and (ii) $75,000 as the anticipated costs of retention payments to be paid to certain of the Company’s employees and consultants.

9.4 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action duly authorized by the parties, at any time before or after approval and adoption of this Agreement by the stockholders of the Company, provided that after approval and adoption of this Agreement by the stockholders of the Company, no amendment shall be made which requires further approval by the stockholders of the Company without such further stockholder approval. Without limiting the foregoing, this Agreement may not be amended except by execution of an instrument in writing signed on behalf of (i) prior to the Closing, each of Parent, Merger Sub and the Company and, (ii) after the Closing, each of Parent and the Stockholders’ Representative.

9.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action duly authorized by such party, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X.

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by pdf or facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to:

Aratana Therapeutics, Inc.

1901 Olathe Boulevard

Kansas City, KS 66103

Attention: Steven St. Peter

Telephone No.: (913) 951-2132

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

John Hancock Tower, 20th Floor

200 Clarendon Street

Boston, Massachusetts 02116

Attention: Peter N. Handrinos, Esq.

Telephone No.: (617) 948-6060

Telecopy No.: (617) 948-6001

(b)	if to the Company (prior to the Closing), to:

Vet Therapeutics, Inc.

Attention: Geneviève Hansen

2683 Via De La Valle (Suite G-335)

Del Mar, CA 92014

If to the Stockholders’ Representative (after the Closing)

Vet Therapeutics, Inc.

c/o Jeffrey Miles

512 North Fulton Street

Ojai, California 93023

Telephone No.: (323) 356-1846

Telecopy No.: (503) 218-8993

in each case with a copy (which shall not constitute notice) to:

Juan Estruch

P.O. Box 5000 - PMB 168

Rancho Santa Fe, California 92067

Telephone No.: 858-442-1404

and

Hans Peter Bissinger

11022 Winners Circle, # 200

Los Alamitos, California 90720

Telephone No.: (714) 202-4612

Telecopy No.:(503) 218-8993

and

Morrison & Foerster LLP

12531 High Bluff Drive

San Diego, California 92130

Attention: Jay de Groot

Telephone No.: (858) 720-5180

Telecopy No.: (858) 720-5125

10.2 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. For purposes of this Agreement; (i) the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”;

(ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date of this Agreement; (iv) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase does not mean simply “if;” (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; (viii) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; and (ix) references to a law or Legal Requirement include any amendment or modification to such law or Legal Requirement and any rules or regulations issued thereunder, if such amendment or modification, or such rule or regulation is effective, on or before the date on which the compliance with such law or Legal Requirement is at issue. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole. The Company Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. An exception or disclosure made in the Company Disclosure Letter with regard to a representation of the Company in any section or subsection of the Company Disclosure Letter shall be deemed to have been disclosed for purposes of all representations and warranties under this Agreement, without the need for specific references on each Schedule or cross-references thereto so long as the relevance for such disclosure is reasonably apparent on its face. The information contained in the Company Disclosure Letter hereto is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement with such third party, or that such matter is material to the Company and its Subsidiaries.

(b) For purposes of this Agreement, the term “Knowledge” shall mean with respect to the Company that one or more of the officers of the Company or the individuals listed in Section 10.2(b) of the Company Disclosure Letter, (i) has actual knowledge of the fact or other matter at issue or (ii) should have had actual knowledge of such fact or other matter assuming reasonable inquiry of such individual’s direct reports, including the Company’s external counsel who has knowledge of the fact or other matter, through the diligent exercise of such individual’s duties as an officer or employee of the Company.

(c) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, shall mean any change or effect that is materially adverse to such entity’s business, assets, liabilities, condition (financial or otherwise) or results of operations, taken as a whole with its Subsidiaries; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any change or effect resulting from compliance with the terms and conditions of this Agreement; (ii) any change or effect resulting from changes in Legal Requirements or the interpretation thereof (which change or effect does not disproportionately affect such entity in any material respect); (iii) any change or effect resulting from changes affecting any of the industries in which such entity or its Subsidiaries operates generally, the United States or worldwide economy generally or financial markets or political conditions generally (which changes in each case do not disproportionately affect such entity in any material respect); (iv) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof (which change or effect does not disproportionately affect such entity in any material respect); (v) failure to meet internal forecasts or financial projections (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect); (vi) any change or effect attributable to the consummation of the transactions contemplated hereby, or the announcement of the execution of, this Agreement, including loss of any employees, customers, licensees, suppliers, partners or distributors; or (vii) any litigation arising from allegations of a breach of fiduciary duty or misrepresentation in any disclosure relating to this Agreement or the transactions contemplated hereby.

(d) No representation or warranty regarding or relating to (i) Tax matters is being made, except as set forth in Sections 3.9 and 3.14, (ii) intellectual property is being made, except as set forth in Section 3.10, (iii) employee benefit matters is being made, except as set forth in Section 3.14, (iii) environmental, health or safety matters, including any arising under Environmental Laws, is being made, except as set forth in Section 3.17, (iv) regulatory compliance is being made, except as set forth in Section 3.19.

(e) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

10.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.4 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Escrow Agreement and the certificates delivered by the Company in connection herewith (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (b) are not intended to confer upon any other Person any rights or remedies hereunder and no Person is or shall be deemed to be a third party beneficiary hereunder, except, following the Effective Time, such provisions that act for the benefit of the Company Holders, as set forth in Sections 2.7(a), 2.7(b), 6.12, 8.3(c) and 10.11, respectively.

10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal Court of the United States of America, sitting in Delaware (“Federal Court”)), this being in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate.

10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Consent to Jurisdiction. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal Court); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, the Federal Court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, the Federal Court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, the Federal Court). Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.9 Waiver of Jury Trial. Each of the parties irrevocably waives the right to trial by jury in connection with any matter based upon or arising out of this Agreement, the Escrow Agreement or the transactions contemplated hereby and thereby

10.10 Legal Representation. If the Stockholders’ Representative so desires, acting on behalf of the Company Holders and without the need for any consent or waiver by the Company or Parent, Morrison & Foerster LLP (“Morrison”) shall be permitted to represent the Company Holders after the Closing in connection with the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Morrison shall be permitted to represent the Company Holders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Morrison, unless and to the extent Morrison is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Company Holders or the Stockholders’ Representative consents in writing at the time to such engagement. Any such representation of the Company by Morrison after the Closing shall not affect the foregoing provisions hereof.

10.11 Attorney-Client Privilege. The attorney-client privilege of the Company related to the Merger shall be deemed to be the right of the Company Holders, and not that of the Surviving Corporation, following the Closing, and may be waived only by the Stockholders’ Representative. Absent the consent of the Stockholders’ Representative, neither Parent nor the Surviving Corporation shall have a right to access attorney-client privileged material of the Company related to the Merger following the Closing.

10.12 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.13 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 10.13 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, Parent may sell, transfer or assign its rights under this Agreement to any third party, as part of a sale or transfer of substantially all of Parent’s assets or of the assets of the Surviving Corporation; provided that such third party agrees in writing to be bound by the terms and conditions of this Agreement.

10.14 No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

ARATANA THERAPEUTICS, INC.

By:	/s/ Steven St. Peter
Steven St. Peter
President and Chief Executive Officer

JAYHAWK ACQUISITION CORPORATION

By:	/s/ Steven St. Peter
Steven St. Peter
President

VET THERAPEUTICS, INC.

By:	/s/ Geneviève Hansen
Geneviève Hansen
President

STOCKHOLDERS’ REPRESENTATIVE
(with respect to Article VIII only)

/s/ Jeffrey Miles
Jeffrey Miles